                                 SCHEDULE 14ADR
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          VISHAY INTERTECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
        $0

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
        Schedule 14ADR -- preliminary proxy statement

--------------------------------------------------------------------------------

     (3) Filing party:
        Registrant

--------------------------------------------------------------------------------

     (4) Date filed:
        April 4, 1997

--------------------------------------------------------------------------------

                          VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                      MALVERN, PENNSYLVANIA 19355-2120 USA


                                  Vishay Logo

                                                                  April 18, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. (the "Company") to be held at 10:30 a.m. Philadelphia time on the 19th day of May, 1997, at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103. Your Board of Directors looks forward to greeting personally those stockholders able to be present.

     At the Annual Meeting (the "Annual Meeting") you will be asked to elect eleven Directors, to approve an amendment to the Company's Certificate of Incorporation and to approve the appointment of Ernst & Young LLP as Auditors for the Company's next audited fiscal year.

     The Board of Directors unanimously recommends that you vote FOR the election of all eleven nominees as Directors, FOR the approval of the amendment to the Company's Certificate of Incorporation and FOR the approval of the appointment of the Auditors.

     Regardless of the number of shares you may own, it is important that they are represented and voted at the Annual Meeting. Therefore, please sign, date and mail the enclosed proxy in the return envelope provided.

     At the Annual Meeting, we will also report to you on the Company's current operations and outlook. Members of the Board and management will be pleased to respond to any questions you may have.

     Your cooperation is appreciated.

                                          Sincerely,
                                          /s/ William J. Spires
                                          William J. Spires
                                          Secretary

                          VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120


                            ------------------------

                  NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS

                            TO BE HELD MAY 19, 1997


                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. (the
"Company") will be held at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on the 19th day of May, 1997 at 10:30 a.m. Philadelphia time, for the following purposes:

          1. to elect eleven Directors for a term of one year and until their successors are elected and qualified; and

          2. to approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 65,000,000 shares to 75,000,000 shares; and

          3. to approve the appointment of Auditors for the Company's next audited fiscal year.

     Action will also be taken upon such other business, if any, as may properly come before the meeting. The Board of Directors is not presently aware of any such other business.

     The stockholders of record at the close of business on April 7, 1997 will be entitled to vote at the Annual Meeting or at any adjournment thereof. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          /s/ William J. Spires

                                          William J. Spires
                                          Secretary

Malvern, Pennsylvania
April 18, 1997

                          VISHAY INTERTECHNOLOGY, INC.
                               63 LINCOLN HIGHWAY
                        MALVERN, PENNSYLVANIA 19355-2120


                            ------------------------

                                PROXY STATEMENT

                            ------------------------

GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of VISHAY INTERTECHNOLOGY, INC. ("Vishay" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on the 19th day of May, 1997, at 10:30 a.m. Philadelphia time, and any adjournments thereof. Stockholders of record at the close of business on April 7, 1997 shall be entitled to vote at the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of the Company during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120. A stockholder list will also be available for examination at the Annual Meeting.

     The cost of solicitation of proxies will be borne by the Company. The Board of Directors may use the services of the Company's Directors, Officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and the Company will reimburse them for the reasonable expenses incurred by them in so doing.

     The shares represented by the accompanying proxy will be voted as directed with respect to the election of Directors, with respect to the approval of the proposed amendment to the Company's Certificate of Incorporation and with respect to the approval of the appointment of Ernst & Young LLP as independent auditors of the Company (the "Auditors"), OR, if no direction is indicated, will be voted FOR the election as Directors of the nominees listed below, FOR the approval of the amendment to the Company's Certificate of Incorporation and FOR the appointment of the Auditors. Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of the Company, by delivering to the Company a properly executed and timely submitted proxy bearing a later date or by attending the Annual Meeting and electing to vote in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     This Proxy Statement was preceded or is accompanied by the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996. This Proxy Statement and the enclosed form of proxy are being furnished commencing on or about April 18, 1997.

VOTING OF SHARES

     The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in "street name" must vote those shares according to specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. However, brokers have discretionary authority to vote on all the proposals being submitted hereby to the stockholders. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker.

     The election of each nominee for Director requires a plurality of votes cast. Accordingly, abstentions and Broker non-votes will not affect the outcome of the election. Approval of the proposed amendment to the Company's Certificate of Incorporation requires the affirmative vote of the majority of the outstanding shares entitled to vote. The affirmative vote of the holders of a majority of the votes cast is required for the approval of appointment of the Auditors. On these matters the abstentions will have the same effect as a negative vote. Because Broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal a Broker non-vote will have no effect on the outcome.

     The Company has appointed an inspector to act at the Annual Meeting who shall: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector; and (5) certify his determination of the number of shares represented at the Annual Meeting and his count of all votes and ballots.

     Dr. Felix Zandman directly, beneficially and through a Voting Trust Agreement and Mrs. Luella Slaner directly, beneficially and as an Executrix for the estate of her late husband, Alfred Slaner, have voting power over 58.8% of the total voting power of the Company's shares and intend to vote FOR the election of the eleven nominees as Directors, FOR the approval of the amendment to the Company's Certificate of Incorporation and FOR the approval of the appointment of the Auditors. Such shares are sufficient to approve each proposal regardless of how the other shares are voted.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     On April 7, 1997, the Company had outstanding 53,743,954 shares of Common Stock, par value $.10 per share ("Common Stock"), each of which entitles the holder to one vote, and 7,563,720 shares of Class B Common Stock, par value $.10 per share ("Class B Stock"), each of which entitles the holder to ten votes. Voting is not cumulative.

     The following table provides certain information, as of April 7, 1997, as to the beneficial ownership of the Common Stock or the Class B Stock of the Company for (a) each Director and nominee, (b) each Executive Officer named in the Summary Compensation Table, (c) the Directors and Executive Officers of the Company as a group and (d) any person owning more than 5% of the Common Stock.

                                           COMMON STOCK              CLASS B STOCK
                                      ----------------------     ----------------------
                                            AMOUNT AND                 AMOUNT AND
                                            NATURE OF                  NATURE OF              PERCENT
                                      BENEFICIAL    PERCENT      BENEFICIAL    PERCENT        OF TOTAL
                NAME                  OWNERSHIP     OF CLASS     OWNERSHIP     OF CLASS     VOTING POWER
------------------------------------  ---------     --------     ---------     --------     ------------
Felix Zandman(1)(2).................        553       *          4,233,313       56.0%          41.6%
Donald G. Alfson(1).................     19,309       *             --             --          *
Avi D. Eden(1)(2)...................     23,296       *             --             --          *
Robert A. Freece(1).................     51,190       *             --             --          *
Richard N. Grubb(1).................     18,527       *             --             --          *
Eliyahu Hurvitz(1)..................      2,205       *             --             --          *
Henry V. Landau(1)..................     57,356       *             --             --          *
Gerald Paul(1)......................     18,567       *             --             --          *
Edward B. Shils(1)..................     34,965       *             --             --          *
Luella B. Slaner(1)(3)..............  1,047,163        2.0%      2,116,357       28.0%          17.2%
Mark I. Solomon(1)..................      4,410       *             --             --          *
Jean-Claude Tine(1).................      4,233       *             --             --          *

  All Directors and Executive
     Officers as a group (14
     persons).......................  1,289,928        2.4%      6,349,670       84.0%          59.0%

---------------
 *  Represents less than 1% of the outstanding shares of such class.

(1) The address of each of the referenced individuals is: c/o Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, PA 19355-2120.

(2) Class B Stock Amount and Nature of Beneficial Ownership and Percent of Class does not include 816,507 shares of Class B Stock held in various trusts for the benefit of Mrs. Luella Slaner's children and grandchildren and 336,000 shares of Class B Stock directly owned by Mrs. Slaner's children in which Dr. Zandman is a trustee and/or has sole voting power and Mr. Eden is his successor in trust (together, the "Trustee") under a Voting Trust Agreement among the Trustee, Mrs. Slaner and certain stockholders (the "Voting Trust Agreement"). The Voting Trust Agreement will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of the last of Dr. Zandman and Mr. Eden to serve as Trustee, but shall terminate at any earlier time upon the due execution and acknowledgment by the Trustee of a deed of termination, duly filed with the registered office of the Company. Percent of Total Voting Power includes said 1,152,507 shares of Class B stock over which Dr. Zandman has sole voting control. Dr. Zandman and Mr. Eden disclaim beneficial ownership of such shares of Class B Stock.

(3) Includes 573 shares of Common Stock and 891,812 shares of Class B Stock directly owned by Mrs. Slaner, and 1,046,590 shares of Common Stock and 1,224,545 shares of Class B Stock held in the estate of her late husband, Mr. Alfred Slaner, of which she is the Executrix. Does not include 816,507 shares of Class B Stock held in various trusts for the benefit of her children and grandchildren, for which she disclaims beneficial ownership.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     It is proposed to elect a Board of eleven Directors for the following year and until their successors are elected and qualified. Although the Company's By-laws provide for up to 12 Directors, the Board has determined that it is in the Company's best interest for no more than 11 Directors to serve at this time in order to give the Board of Directors flexibility to appoint an additional Director if the need arises. Accordingly, proxies may not be voted for a greater number of persons than the number of nominees named. All of the nominees, set forth in the table below, are currently members of the Board of Directors. It is intended that the accompanying form of proxy will be voted for the election of the eleven nominees unless other instructions are given. Voting is not cumulative. If any nominee should become unavailable, discretionary authority is reserved by the individuals named in the proxy to vote for a substitute. The following sets forth information regarding principal occupation and other major affiliations during the past five years, as well as the age of each of the nominees.

                           DIRECTORS AND NOMINEES FOR
                             ELECTION AS DIRECTORS

                                                                                                 YEAR FIRST
                                                          PRINCIPAL OCCUPATION                    ELECTED
              NAME                 AGE                  AND OTHER DIRECTORSHIPS                   DIRECTOR
---------------------------------  ---   ------------------------------------------------------  ----------
Felix Zandman(1).................  68    Chairman of the Board, President and Chief Executive       1962
                                         Officer of the Company. President and Chief Executive
                                         Officer since the Company's inception. Chairman of the
                                         Board since 1989.

Donald G. Alfson(1)..............  51    Executive Vice President and Chief Business                1992
                                         Development Officer of the Company since August 1996.
                                         Vice President of the Company from 1993 to August
                                         1996. President -- Vishay Electronic Components, North
                                         America and Asia, from April 1992 to August 1996.
                                         Employed since 1972 by Dale Electronics, Inc., a
                                         subsidiary of the Company.

Avi D. Eden(1)...................  49    Vice Chairman of the Board and Executive Vice              1987
                                         President of the Company since August 1996. General
                                         Counsel to the Company for more than the past five
                                         years.

Robert A. Freece(1)..............  56    Senior Vice President of the Company since May 1994.       1972
                                         Vice President of the Company from 1972 until 1994.

Richard N. Grubb(1)..............  50    Vice President, Treasurer and Chief Financial Officer      1994
                                         of the Company since May 1994. Executive Vice
                                         President of the Company since August 1996. Mr. Grubb
                                         has been associated with the Company in various
                                         capacities since 1972.

Eliyahu Hurvitz..................  64    President and Chief Executive Officer, Teva                1994
                                         Pharmaceutical Industries Ltd. for more than the past
                                         five years.

Gerald Paul(1)...................  48    Chief Operating Officer and Executive Vice President       1993
                                         of the Company since August 1996. Vice President of
                                         the Company from 1993 to August 1996.
                                         President -- Vishay Electronic Components, Europe from
                                         January 1994 to August 1996. Employed by Draloric
                                         since February 1978.

Edward B. Shils(2)(3)(4)(5)......  81    Consultant; Ph.D.; Director -- Wharton Entrepreneurial     1981
                                         Center and George W. Taylor Professor Emeritus of
                                         Entrepreneurial Studies, The Wharton School,
                                         University of Pennsylvania.

Luella B. Slaner.................  77    Investor for more than the past five years.                1989

Mark I. Solomon(2)(3)(4)(5)......  57    Chairman of CMS Companies for more than the past five      1993
                                         years.

Jean-Claude Tine.................  78    Investor for more than the past five years.                1988

---------------
(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Employee Stock Plan Committee.

(4) Member of the Compensation Committee.

(5) Member of the Stock Option Committee.

COMPENSATION OF DIRECTORS


     Directors who received annual compensation for their services as Directors are Dr. Shils and Messrs. Hurvitz, Solomon and Tine who each received $2,500 for each Board meeting attended. In addition, Dr. Shils and Mr. Solomon received $2,500 for each Audit Committee and each Compensation Committee meeting attended. Directors who are also employees of the Company do not receive any compensation for their role as Directors and are compensated as other executive officers and key management as described under "Compensation Committee and Employee Stock Plan Committee Report on Executive Compensation -- Executive Officers and Key Management."


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     The Board of Directors met five times during the twelve months ended December 31, 1996. The Executive Committee met once during the same period. The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board of Directors to the extent permitted by Delaware law.

     The Audit Committee met twice during the twelve months ended December 31, 1996. The functions of the Audit Committee include recommending independent auditors to the Board of Directors, reviewing with the independent auditors the scope and results of the audit, reviewing the independence of the auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's systems of internal accounting controls.

     The Employee Stock Plan Committee met twice during the twelve months ended December 31, 1996. The Employee Stock Plan Committee is authorized, within the limits of the 1986 stock plans of the Company and its subsidiary, Dale Electronics, Inc. (the "Stock Plans"), to determine the individuals who are to receive grants and the vesting requirements with respect to the Stock Plans and to administer and interpret the Stock Plans.


     The Compensation Committee met once during the twelve months ended December 31, 1996. The Compensation Committee is authorized to establish and approve management compensation. See "Compensation Committee and Employee Stock Plan Committee Report on Executive Compensation."


     The Stock Option Committee met once during the twelve months ended December 31, 1996.

     The Board does not have a nominating committee.

     No Director attended less than 75% of the meetings of the Board and any committees on which such Director served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The two members of the Employee Stock Plan Committee and the Stock Option Committee are Dr. Shils and Mr. Solomon, who are independent Directors of the Company and who also may not be awarded Common Stock under the Stock Plans and the Stock Option Program. Dr. Shils and Mr. Solomon are also the two members of the Compensation Committee.

LEGAL PROCEEDING

     An indictment relating to tax issues has been filed by the Jerusalem district attorney's office against Promedico Ltd. ("Promedico"), as well as certain of its officers, including Mr. Eliyahu Hurvitz, a member of the Board of Directors of the Company and the President and CEO of Teva Pharmaceutical Industries Ltd. ("Teva"), who served during the period in which Promedico was owned by Teva (1980-1986) as the chairman of Promedico. The charges allege: failure to report commissions allegedly received by Promedico, failure to register such commissions in Promedico's books, failure to pay taxes which may be due on such commissions, and fraudulent actions regarding the foregoing. The charges are attributed to Mr. Hurvitz by reason of his serving as the chairman of the board of directors of Promedico between the years 1980-1986. Mr. Hurvitz denies any culpability in regard to this matter, and the board of directors of Teva has expressed its fullest confidence and support of his ability to continue managing Teva and that Mr. Hurvitz will be fully and completely exonerated.

COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth all compensation for the fiscal years ended December 31, 1996, 1995 and 1994 awarded or paid to the Chief Executive Officer and the individuals who, in fiscal 1996, were the other four highest paid executive officers of the Company (collectively the "Five Named Officers"). As a result of the Company's not achieving specified net after-tax profit goals in calendar 1996, none of the Five Named Officers, except Mr. Alfson, will receive a bonus in 1997 and, in addition, Dr. Zandman's base salary for 1997 has been reduced to $722,500. See "Compensation Committee and Employee Stock Plan Committee Report on Executive Compensation."


                           SUMMARY COMPENSATION TABLE


                                                                                       LONG TERM COMPENSATION
                                                                            ---------------------------------------------
                                          ANNUAL COMPENSATION               RESTRICTED
                              -------------------------------------------     STOCK
    NAME AND CAPACITIES                                      OTHER ANNUAL     AWARDS     OPTIONS/   LTIP      ALL OTHER
      IN WHICH SERVED         YEAR    SALARY     BONUS(1)    COMPENSATION      $(2)      SARS(#)   PAYOUTS   COMPENSATION
----------------------------  ----   --------   ----------   ------------   ----------   -------   -------   ------------
Felix Zandman                 1996   $850,000   $1,000,000         (3)           None       None     None       $3,000(4)
  Chairman of the Board,      1995   $787,500   $  839,470         (3)           None    529,200     None       $3,000(4)
  President and Chief         1994   $600,000   $  600,000         (3)           None       None     None       $3,000(4)
  Executive Officer
Avi D. Eden(5)(6)             1996   $190,000   $  133,000         (3)       $ 28,000       None     None         None
  Vice Chairman of the Board  1995   $  --      $   --             (3)       $ --             --     --         --
  and Executive Vice
  President                   1994   $  --      $   --             (3)       $ --             --     --         --
Donald G. Alfson(7)           1996   $189,230   $  270,000         (3)       $ 28,000       None     None       $3,000(4)
  Director, Executive Vice    1995   $180,000   $  165,000         (3)       $ 45,750    132,300     None       $3,000(4)
  President and Chief
  Business                    1994   $164,231   $  185,250         (3)           None       None     None       $3,000(4)
  Development Officer
Richard N. Grubb(8)(9)        1996   $190,000   $  133,000         (3)       $ 28,000       None     None       $3,000(4)
  Director, Executive Vice    1995   $160,000   $   56,900         (3)       $ 65,000    132,300     None       $1,600(4)
  President, Treasurer and    1994   $160,000   $  112,100         (3)           None       None     None         None
  Chief Financial Officer
Gerald Paul(10)(11)           1996   $312,000   $  126,000         (3)       $ 28,000       None     None         None
  Director, Executive Vice    1995   $282,400   $   53,500         (3)       $ 45,750    132,300     None         None
  President and Chief         1994   $246,800   $   80,450         (3)           None       None     None         None
  Operating Officer


---------------
 (1) Bonuses paid in any calendar year are based on the results of the previous calendar year. See "Compensation Committee and Employee Stock Plan Committee Report on Executive Compensation" which describes performance-based bonuses awarded to the Five Named Officers.

 (2) Dividends accumulate on the restricted stock awards but are paid only upon the vesting of such awards.

 (3) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid in such period did not exceed the lesser of 10% of such officer's total annual salary and bonus for each of 1996, 1995 and 1994, respectively, or $50,000. Such perquisites have not been included in the table.

 (4) Represents amounts contributed in 1996, 1995, and 1994 under the Company's 401(k) plan under which the Company matches, up to the annual federally mandated maximum amounts, an employee's contributions of up to 2% of such employee's annual salary.

 (5) Mr. Eden became an executive officer of the Company during 1996. The amount listed under his 1996 salary combines amounts paid to him as an employee of the Company and as a consultant. Mr. Eden received consulting fees of $165,000 and $291,600 for 1995 and 1994, respectively. In addition, in 1995 Mr. Eden received a restricted stock award of $111,900 and options under the 1995 Stock Option Program.

 (6) Mr. Eden held an aggregate of 1,050 shares of restricted stock with a value of $24,412 at fiscal year-end 1996.

 (7) Mr. Alfson held an aggregate of 2,744 shares of restricted stock with a value of $63,797 at fiscal year-end 1996.

 (8) Mr. Grubb became an executive officer of the Company during 1994. The amount listed under his 1994 salary combines amounts paid to him as an employee of the Company and as a consultant.

 (9) Mr. Grubb held an aggregate of 3,517 shares of restricted stock with a value of $81,769 at fiscal year-end 1996.

(10) Amounts are paid in foreign currency and converted into U.S. dollars at the weighted average exchange rate for each 12-month period.

(11) Dr. Paul held an aggregate of 2,744 shares of restricted stock with a value of $63,797 at fiscal year-end 1996.

RETIREMENT PLANS

     Dale Electronics, Inc., a wholly owned subsidiary of the Company ("Dale"), maintains a defined benefit plan for substantially all of its U.S. full-time employees. The benefits under the plan are based on the employees' compensation and mandatory contributions to the plan during all years of participation. For each year of participation, an employee accrues an annual benefit equal to 2.1% of earnings up to $10,000 and 2.64% of earnings in excess of $10,000. The plan requires a mandatory contribution by the employee equal to 3.5% of earnings up to $10,000 and 4.4% of earnings in excess of $10,000, up to the maximum allowable federal limit. Mr. Alfson is the only executive officer or Director of the Company to participate in the plan. As of January 1, 1996, Mr. Alfson became a terminated vested participant of this plan and elected to participate in the Vishay nonqualified defined benefit retirement plan described below. The estimated annual benefit payable from the Dale plan, upon Mr. Alfson's retirement at age 65, would be $28,449.

     The Company maintains a nonqualified defined benefit retirement plan for certain highly compensated employees in the United States. Mr. Grubb and Mr. Alfson are the only executive officers named in the Summary Compensation Table to participate in the plan. Mr. Grubb and Mr. Alfson elected to participate in the plan as of July 1, 1995 and January 1, 1996, respectively. During 1996, Mr. Grubb and Mr. Alfson deferred compensation of $6,510, respectively, under the plan and additionally the Company accrued an aggregate liability of $14,075 for each. The estimated annual benefit payable upon Mr. Grubb's and Mr. Alfson's retirement at age 65, assuming they (i) continue to be employed by the Company,
(ii) continue to earn the same compensation each earned in 1996 and (iii) make all mandatory contributions under the plan, would be $63,703 and $61,591, respectively.

     Draloric Electronic GmbH, a German subsidiary of the Company ("Draloric"), has a noncontributory defined benefit pension plan governed under German law covering its management and executive employees. The pension benefit is 15% of accrued premiums paid by the employer, plus earnings on plan assets; each annual premium is 5.5% of annual salary and bonus of up to DM 24,000 ($15,949*). The estimated annual benefit payable upon Dr. Paul's retirement at age 65 is DM 15,411 ($10,241). Dr. Paul also has an individual contractual pension arrangement with Draloric that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the highest 3 of his final 10 years of employment ("final average compensation"). The retirement benefit will not exceed 40% of such final average compensation. This pension is reduced by the amount of the pension benefit described above. Dr. Paul has voluntarily agreed to a maximum limit of DM 350,000 per year in respect of such final average compensation. Dr. Zandman may, however, in his sole discretion, elect to increase the DM 350,000 limitation to reflect Dr. Paul's actual salary and bonus, to take into account cost of living adjustments, or as he may otherwise deem appropriate. The following table shows the annual pension payable at age 65 based on years of service and level of final average compensation. At December 31, 1996, Dr. Paul had 19 years of service.

                                                     PENSIONABLE YEARS OF SERVICE OF
                                     ---------------------------------------------------------------
    FINAL AVERAGE COMPENSATION          10         15         20         25         30         35
-----------------------------------  --------   --------   --------   --------   --------   --------
100% of pensionable income in 1996   $ 65,813   $ 78,979   $ 92,145   $105,303   $122,075   $141,518
110% of pensionable income in 1996   $ 72,395   $ 86,877   $101,360   $115,833   $134,283   $155,670
120% of pensionable income in 1996   $ 78,976   $ 94,775   $110,574   $126,364   $146,490   $169,822
150% of pensionable income in 1996   $ 98,724   $118,469   $138,214   $157,959   $183,118   $212,284
200% of pensionable income in 1996   $131,635   $157,959   $184,290   $210,614   $244,159   $283,047

---------------

  * All U.S. dollar amounts relating to Dr. Paul's retirement plans, including those listed on the following chart, have been converted at the weighted average exchange rate for the 12 months ended December 31, 1996.

STOCK OPTIONS

     The following table sets forth certain information regarding the exercise of stock options granted to certain executive officers named in the Summary Compensation Table (the "Named Executive Officers") during the Company's 1996 fiscal year and the 1996 fiscal year-end value of unexercised options, provided on an aggregated basis.

   AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND 1996 FISCAL YEAR-END OPTION
                                   VALUES(1)

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT 1996 FISCAL         IN-THE-MONEY OPTIONS
                                   SHARES                         YEAR-END(3)               AT FISCAL YEAR-END
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Felix Zandman..................       (2)         --        529,200          --             $ 0            --
Avi D. Eden....................       (2)         --        132,300          --             $ 0            --
Donald G. Alfson...............       (2)         --        132,300          --             $ 0            --
Richard N. Grubb...............       (2)         --        132,300          --             $ 0            --
Gerald Paul....................       (2)         --        132,300          --             $ 0            --

---------------


(1) Each Named Executive Officer listed in the table received a grant of three options on March 19, 1995, each at a different exercise price, pursuant to the Company's 1995 Stock Option Program approved by the stockholders on May 19, 1995. The options are fully vested. Prior to March 1, 1999, no option may be exercised upon less than six months advance notice. In addition, the right to exercise any option expires and terminates immediately if the recipient is terminated from the Company's services for cause or voluntarily leaves the Company. If a recipient leaves the Company for any reason other than cause or voluntary termination, then options may be exercised by that recipient after 24 months have elapsed from the date of termination, provided the recipient adheres to a non-competition agreement. If such recipient fails to comply, his options expire and terminate immediately. Any of these foregoing provisions, however, may be waived at the discretion of the Stock Option Committee.


(2) No stock options were exercised by any of the Named Executive Officers during the Company's 1996 fiscal year.

(3) Adjusted for 5% stock dividend paid on June 7, 1996.

COMPENSATION COMMITTEE AND EMPLOYEE STOCK PLAN COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, comprised of two independent Directors, is responsible for establishing and approving the compensation and benefits provided to the Chief Executive Officer and certain other executive officers and key management of the Company. The Employee Stock Plan Committee of the Board of Directors, comprised of two independent Directors, recommends awards under the Stock Plans and whether such stock should be restricted.

     The Company's executive officers and key management generally receive a base salary and a performance-based annual cash and/or stock (restricted and unrestricted) bonus. This compensation formula is designed to attract and retain management talent capable of achieving the Company's business objectives, while motivating management to lead the Company to meet or exceed annual performance goals, thereby enhancing stockholder value. On March 3, 1995, the Board of Directors approved a stock option program (the "Stock Option Program") for certain selected individuals, including the Chief Executive Officer, which was approved by the stockholders at the Company's 1995 annual meeting. The plan provided specified individuals believed to be key to the success of the Company with a one time grant of options to purchase shares of the Company's Common Stock at various exercise prices. The purpose of the program is to enhance the long-term performance of the Company and to provide selected individuals an incentive to remain in the service of the Company by acquiring an additional proprietary interest in the Company.

Chief Executive Officer

     Dr. Zandman's compensation is determined under the terms of his employment contract (see "Employment Contract") and under a performance-based compensation plan for the Chief Executive Officer (the "162(m) Cash Bonus Plan") recommended by the Compensation Committee and approved by the Company's stockholders in 1994.

     Dr. Zandman's base salary is determined primarily by considering (i) the Company's financial performance in view of the performance of companies similar in size and character, (ii) the compensation of officers of companies similar in size and character, including some of the companies listed as peer group companies, (iii) Dr. Zandman's 35 years of dedication and service to the Company from the date of its incorporation and (iv) the Company's financial performance in comparison to previous years. For 1997, Dr. Zandman's base salary will be $722,500. This represents a 15% reduction from Dr. Zandman's 1996 base salary as a result of the Company's failure to achieve its targeted after-tax profits.

     Under the 162(m) Cash Bonus Plan, the Chief Executive Officer's performance bonus has been structured so that Dr. Zandman's aggregate annual compensation will depend in large part on the annual after-tax profits of the Company. The Compensation Committee has focused in recent years particularly on the net earnings of the Company because the Committee believes net earnings to be a strong gauge of the growth and success of the Company. Since the Company's net earnings in 1996 decreased from net earnings in 1995, in addition to his reduction in base salary, Dr. Zandman will receive no bonus in 1997 for the Company's 1996 performance.

     Under the formula approved by the Compensation Committee for 1997, Dr. Zandman will be awarded a cash performance bonus if the Company achieves after-tax profits above $42 million. The bonus will be a cash amount equal to 3% of net after-tax profits above $42 million. Applying this formula, the cash bonus has been capped at $1,250,000 for 1997. If, however, the Company's after-tax profits are $42 million or less, Dr. Zandman's base salary shall be reduced by 15%. The Compensation Committee set these after-tax profit targets by considering the Company's historical growth and that growth in relation to growth in the Company's industry in general, and setting thresholds in relation thereto that it believes will allow the Chief Executive Officer to earn a base salary at or above the median for surveyed companies with an opportunity to attain levels generally higher than those of Chief Executive Officers for surveyed companies if Vishay achieves certain after-tax profits. This formula may only be adjusted or waived by the Board of Directors upon recommendation of the Compensation Committee following each fiscal year.


Policy on Deductibility of Compensation


     Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits to $1 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the 162(m) Cash Bonus Plan of the Chief Executive Officer and the Stock Option Program accordingly, although the changes required to the already existing performance bonus plan for the Chief Executive Officer were minimal. The Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the 162(m) Cash Bonus Plan and the Stock Option Program if doing so would be in the best interests of the Company and its stockholders.


Executive Officers and Key Management



     For the other executive officers and certain key management of Vishay, base salaries are set annually essentially by considering the average compensation of similarly situated officers of companies similar in size and character including some of the companies listed as peer group companies. Performance bonuses are also awarded annually to these individuals. The performance bonus is primarily based upon the after-tax profits of the Company as a whole. In addition, from time to time, Dr. Zandman may, together with an executive, devise a project, the goal of which, if achieved, would entitle the executive to an additional bonus. Under the formula approved for 1997, certain of the key management will be entitled to performance bonuses equal to 0.4% of after-tax profits above $42 million. Any bonus awarded may be granted in cash and/or in Common Stock of the Company, in addition to Common Stock available through the Stock Plans. The portion of each bonus paid in cash and the portion awarded in stock (which may be either restricted or unrestricted stock) is determined by the Employee Stock Plan Committee, in its discretion, relying in large part, however, upon the recommendation of Dr. Zandman. The base salaries and performance bonuses are structured to balance the Company's desire to give the executive officers and key management the incentive to maximize the operating and after-tax profits of the discrete business units and the after-tax profits of the Company as a whole with optimum fiscal efficiency. Accordingly, base salaries are set at or below the median for the surveyed companies, with an opportunity for total compensation at or above the median when after-tax profit targets are met.

        Respectfully submitted,

        THE COMPENSATION COMMITTEE              THE EMPLOYEE STOCK PLAN COMMITTEE
        Edward B. Shils                         Edward B. Shils
        Mark I. Solomon                         Mark I. Solomon

EMPLOYMENT CONTRACT

     On March 15, 1985, the Company and Dr. Zandman entered into a long-term employment agreement. The agreement, which was for an initial term of seven years, provides for automatic annual extensions through 1996 of such seven-year period. The agreement also provides that the Board of Directors may increase Dr. Zandman's compensation (including his bonus) from time to time as it deems advisable, subject to certain parameters, including a required comparison every three years of Dr. Zandman's compensation to that of officers of companies of similar size and character. Dr. Zandman's compensation under the agreement may not be less than $250,000 per year. The agreement may terminate prior to its expiration date in the event of death, disability or cause. In the event that the agreement is terminated other than as a result of death, disability, cause or pursuant to voluntary termination by Dr. Zandman, or as a result of a breach of the agreement by the Company, Dr. Zandman will be entitled to a royalty from the date of such termination or breach to the later to occur of (i) the tenth anniversary of such date or (ii) Dr. Zandman's 75th birthday. The amount of such royalty, based on the gross sales by the Company of products incorporating any inventions made by Dr. Zandman after the date of the agreement, payable quarterly, shall be equal to 5% of the gross sales, less returns and allowances, for each such year of products of the Company that incorporate Dr. Zandman's inventions after the date of the agreement.

PERFORMANCE GRAPH

     The line graph below compares the cumulative total shareholder return on the Company's Common Stock over a 5-year period with the return on the Standard & Poor's 500 Stock Index and with the return on a peer group of companies selected by Westergaard Research Corp. utilizing BRIDGE Information Systems, Inc. Network I275 industry grouping. The peer group is made up of 24 publicly-held manufacturers of semiconductors, capacitors, resistors and other electronic components, including the Company.(1) The return of each peer issuer has been weighted according to the respective issuer's stock market capitalization. The line graph assumes that $100 had been invested at December 31, 1991 and assumes that all dividends were reinvested.

                             [Performance Graph]

                                1991       1992       1993       1994       1995       1996

Vishay Intertechnology, Inc.    $100.00    $199.05    $215.13    $315.12    $425.41    $329.69
S&P 500                         $100.00    $107.62    $118.46    $120.03    $165.13    $203.05
Peer Group (1)                  $100.00    $123.80    $173.29    $237.27    $283.92    $290.18




---------------
(1) Advanced Micro Devices, Inc., Alpha Industries, American Annuity Group, American Technical Ceramics Corp., Analog Devices, Inc., Appian Technology Inc. (bankrupt), CTS Corp., Cypress Semiconductor Corp., Dallas Semiconductor Corporation, Dense-Pac Microsystems Inc., Diodes Inc., EA Industries (formerly Electronic Associates Inc.), International Rectifier Corporation, Jetronic Industries Inc., Kyocera Corp., LSI Logic Corporation, M/A Com Inc., National Semiconductor Corporation, Semtech Corp., Solitron Devices Inc., Texas Instruments Incorporated, Unitrode Corporation, Varian Associates Inc., Vishay Intertechnology, Inc.

                      PROPOSAL 2 -- AMENDMENT OF COMPANY'S


                          CERTIFICATE OF INCORPORATION

     It is proposed that the Company's Certificate of Incorporation be amended to increase the number of shares of Common Stock, $.10 par value, which the Company is authorized to issue, from 65,000,000 shares to 75,000,000 shares (the "Common Stock Amendment"). Neither the holders of Common Stock nor the holders of Class B Stock have any preemptive rights to subscribe for additional shares of capital stock of the Company.

     The text of the resolution which is proposed to be approved is:

          RESOLVED, that the first paragraph of Article FOURTH of the Composite Amended and Restated Certificate of Incorporation of the Company be amended to read as follows:

          FOURTH: SECTION 1. CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 91,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

             (i) 75,000,000 shares of Common Stock, $0.10 par value per share (hereinafter the "Common Stock");


             (ii) 15,000,000 shares of Class B Common Stock, $0.10 par value per share (hereinafter the "Class B Stock"); and


             (iii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock").

     The Company at present has authorized capital stock consisting of 65,000,000 shares of Common Stock, $.10 par value per share, 15,000,000 shares of Class B Stock, $.10 par value per share, and 1,000,000 shares of Preferred Stock, $1.00 par value per share. On April 7, 1997, 53,743,954 shares of Common Stock, 7,563,720 shares of Class B Stock and no shares of Preferred Stock were outstanding.

     In 1995, the Company amended its Certificate of Incorporation to increase the authorized Common Stock of the Company from 35,000,000 shares to 65,000,000 shares. Since that time, the Company has issued 31,116,557 shares of Common Stock, including 22,794,074 shares of Common Stock issued in connection with a 2 for 1 stock split in June 1995, 5,750,000 shares issued through a public offering in September 1995 and 2,558,068 shares issued as a 5% stock dividend in June 1996. As a result of these issuances of Common Stock, the number of authorized, non-reserved shares of Common Stock available for issuance by the Company in the future has been substantially reduced. Hence, much of the flexibility with respect to possible future stock splits, equity financings, stock-for-stock acquisitions, stock dividends or other transactions that involve the issuance of Common Stock of the Company gained by the 1995 amendment has been lost. The proposed amendment to increase the number of authorized shares of Common Stock, if adopted, will restore the Company's flexibility to take such actions. The Company continually reviews acquisition opportunities in the ordinary course of its business, some of which may involve stock consideration and some of which are currently under investigation. Other than in connection with any possible acquisitions, the Company has no current plans for the issuance of additional shares of Common Stock. Subject to compliance with applicable laws and regulations, the Board of Directors in most instances could authorize the issuance of all or part of such shares at any time for any proper corporate purpose without further stockholder action, although certain large issuances of shares may require stockholder approval to maintain the listing of the Common Stock under New York Stock Exchange listing provisions.

     If the Common Stock Amendment is adopted by the Company's stockholders, such amendment will become effective on the date a certificate of amendment is filed in Delaware, the Company's state of incorporation. It is anticipated that such filing will occur on or about May 20, 1997.

     The proposed amendment will not in any way affect the 1,000,000 shares of Preferred Stock that the Company is authorized to issue under its existing Composite Amended and Restated Certificate of Incorporation with such rights and preferences as may be determined by the Board of Directors of the

Company. The terms of such Preferred Stock if and when issued, could include provisions which could have an anti-takeover effect.

     The availability for issuance of the additional shares of Common Stock and any issuance thereof, or both, could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer or proxy contest directed at the Company. Thus, the amendment could be characterized as having an anti-takeover effect.

     In addition, the Company's existing Composite Amended and Restated Certificate of Incorporation also includes certain other provisions (although no action is being taken with respect thereto), which could be characterized as having an anti-takeover effect, specifically the terms and provisions of Class B Stock.

     Holders of Common Stock are entitled to one vote for each share held. Holders of Class B Stock are entitled to ten votes for each share held. Since the Class B Stock carries additional voting rights, the holders of Class B Stock will be able to cause the election of the Directors of the Company regardless of how the holders of the Common Stock vote. The existence of the Class B Stock may make the Company less attractive as a target for a takeover proposal and may render more difficult or discourage a merger proposal, proxy contest or the removal of the incumbent directors, even if such actions were favored by the stockholders of the Company other than the Class B stockholders. Accordingly, the existence of the Class B Stock may deprive the holders of Common Stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition. The Common Stock and the Class B Stock vote together as one class on all matters subject to stockholder approval, except that the approval of the holders of Common Stock and of Class B Stock each voting separately as a class is required to authorize issuances of additional shares of Class B Stock other than in connection with stock splits and stock dividends. Under Delaware law and the Company's Composite Amended and Restated Certificate of Incorporation, the approval by a majority of the votes of the outstanding shares of stock of the Company entitled to vote is required in order to consummate certain major corporation transactions, such as a merger or a sale of substantially all assets of the Company. Dr. Felix Zandman and Mrs. Luella Slaner, directly, beneficially, and through a Voting Trust Agreement, currently hold voting power over a sufficient number of shares of Class B Stock to enable them to approve or disapprove such a transaction regardless of how shares of Common Stock are voted.

     Holders of Common Stock and Class B Stock are entitled to receive, and share ratably on a per share basis in, dividends and other distributions in cash, stock or property of the Company as may be declared by the Board of Directors from time to time out of assets or funds legally available therefor, and in distributions upon liquidation of the Company. In the event of a stock dividend or stock split, holders of Common Stock will receive shares of Common Stock and holders of Class B Stock will receive shares of Class B Stock. Neither the Common Stock nor the Class B Stock will be split, divided or combined unless the other is split, divided or combined equally and no shares of Common Stock will be paid as a dividend on the outstanding shares of Common Stock unless concurrently shares of Class B Stock are paid as a dividend in the same ratio on the outstanding shares of Class B Stock.

     Shares of Class B Stock are convertible into shares of Common Stock on a one-to-one basis at any time at the option of the holder thereof. The Class B Stock is not transferable except to the holder's spouse, certain of such holder's relatives, certain trusts established for their benefits, corporations and partnerships beneficially owned and controlled by such holder, charitable organizations and such holder's estate. Upon any transfer made in violation of those restrictions, shares of Class B Stock will be automatically converted into shares of Common Stock.

     In order for the proposal to amend the Company's Certificate of Incorporation to increase the authorized Common Stock to be adopted, the affirmative vote of the majority of the votes of the outstanding shares of Common Stock and Class B Stock entitled to vote thereon at a meeting of stockholders, voting together as a single class, is required. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted as instructed on the form of proxy or, if no direction is indicated, will be voted "FOR" the approval of the amendment.

                 PROPOSAL 3 -- ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors recommends that the public accounting firm of Ernst & Young LLP be appointed independent auditors of the Company for the Company's next audited fiscal year ending December 31, 1997. Ernst & Young LLP have been the Company's auditors since 1968. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions from the Company's stockholders and will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board of Directors intends to present and knows that others will present at the Annual Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment on such matters.

                           AVAILABILITY OF FORM 10-K

     Information regarding the executive officers of the Company is hereby incorporated by reference to the Company's most recent Report on Form 10-K. The Company will provide to any stockholder, upon written request and without charge, a copy of such report, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Richard N. Grubb, Executive Vice President, Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120, telephone number
(610) 644-1300.

               AVAILABILITY OF ANNUAL REPORT TO SECURITY HOLDERS

     The financial statements and the schedules thereto of the Company are hereby incorporated by reference to the Company's annual report to security holders, a copy of which will be furnished to the Securities and Exchange Commission and delivered to security holders together with this proxy statement.

                         PROPOSALS OF SECURITY HOLDERS

     Any stockholder proposal intended to be presented at the Company's 1998 Annual Meeting should be sent to the Company at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120 and must be received on or prior to December 23, 1997, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1998 Annual Meeting.

                                          William J. Spires
                                          Secretary
April 18, 1997

                          VISHAY INTERTECHNOLOGY, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Felix Zandman and Richard N. Grubb, or if only one is present, then that individual, with full power of substitution, to vote all shares of VISHAY INTERTECHNOLOGY, INC. (the "Company"), which the undersigned is entitled to vote at the Company's Annual Meeting to be held at The Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, Pennsylvania 19103, on the 19th day of May, 1997 at 10:30 a.m. Philadelphia time, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

   1. ELECTION OF DIRECTORS: To elect the nominees for Director below for a term of one year;

   FOR ALL NOMINEES LISTED BELOW                        WITHHOLD AUTHORITY

   (except as marked to the contrary below)  [ ]        to vote for all nominees listed below [ ]



   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
   NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

   Felix Zandman, Donald G. Alfson, Avi D. Eden, Robert A. Freece, Richard N. Grubb, Eliyahu Hurvitz, Gerald Paul, Edward B. Shils, Luella B. Slaner, Mark I. Solomon, Jean-Claude Tine

   2. AMENDMENT OF CERTIFICATE OF INCORPORATION: To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 65,000,000 shares to 75,000,000 shares;


             FOR [ ]           AGAINST [ ]              ABSTAIN [ ]

   3. APPROVAL OF AUDITORS: To approve the appointment of Ernst & Young LLP as auditors of the Company for the fiscal year ended December 31, 1997;

               FOR [ ]           AGAINST [ ]           ABSTAIN [ ]

     and in their discretion, upon any other matters that may properly come before the meeting or any adjournments thereof.

                    (Continued and to be dated and signed on the other side.)

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

       PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

       Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.

                                            Dated: , 1997

                                               (Signature of Stockholder)

                                               (Signature of Stockholder)

                                            Your signature should appear the
                                            same as your name appears herein.
                                            If signing as attorney, executor,
                                            administrator, trustee or
                                            guardian, please indicate the
                                            capacity in which signing. When
                                            signing as joint tenants, all
                                            parties to the joint tenancy must
                                            sign. When the proxy is given by
                                            a corporation, it should be
                                            signed by an authorized officer.

          Financial and Other Information pursuant to Item 13 of Schedule 14A Incorporated By Reference to Financial Statements and Schedules thereto Contained in Company's Annual Report to Security Holders.

                          Vishay Intertechnology, Inc.

                      Consolidated Statements of Operations

               (In thousands, except per share and share amounts)


                                                             Year ended December 31
                                            1996                   1995                   1994
                                     ---------------------------------------------------------------------

Net sales                            $      1,097,979       $      1,224,416         $      987,837
Costs of products sold                        825,866                902,518                748,135
                                     ---------------------------------------------------------------------
Gross profit                                  272,113                321,898                239,702

Selling, general, and
    administrative expenses                   141,765                158,821                137,124
Amortization of goodwill                        6,494                  6,461                  4,609
Restructuring expense                          38,030                  4,200                     --
                                     ---------------------------------------------------------------------
                                               85,824                152,416                 97,969

Other income (expense):
    Interest expense                          (17,408)               (29,433)               (24,769)
    Other                                       1,941                     (9)                   916
                                     ---------------------------------------------------------------------
                                              (15,467)               (29,442)               (23,853)
                                     ---------------------------------------------------------------------
Earnings before income taxes                   70,357                122,974                 74,116
Income taxes                                   17,741                 30,307                 15,169
                                     ---------------------------------------------------------------------
Net earnings                            $      52,616          $      92,667          $      58,947
                                     =====================================================================

Earnings per share                      $        0.86         $         1.62          $        1.14
                                     =====================================================================

Weighted average shares
    outstanding                            61,292,000             57,045,000             51,553,000
                                     =====================================================================



See accompanying notes.

                          Vishay Intertechnology, Inc.

                           Consolidated Balance Sheets

               (In thousands, except per share and share amounts)

                                                           December 31
                                                  1996             1995
                                             --------------------------------
Assets
Current assets:
    Cash and cash equivalents                  $   20,945      $    19,584
    Accounts receivable, less allowances
       of $7,561 and $6,915                       163,164          180,383
    Inventories:
       Finished goods                             182,722          148,846
       Work in process                             73,606           92,166
       Raw materials                              100,418          112,572
    Prepaid expenses and other current
       assets                                      82,310           86,647
                                             --------------------------------
Total current assets                              623,165          640,198

Property and equipment--at cost:
    Land                                           43,705           46,073
    Buildings and improvements                    222,743          197,164
    Machinery and equipment                       695,084          603,175
    Construction in progress                       57,891           76,564
                                             --------------------------------
                                                1,019,423          922,976
    Less allowances for depreciation             (308,761)        (253,748)
                                             --------------------------------
                                                  710,662          669,228



Goodwill                                          201,574          218,102





Other assets                                       20,646           15,803
                                             --------------------------------
                                             $  1,556,047      $ 1,543,331
                                             ================================

                                                       December 31
                                                      1996            1995
                                                  -----------------------------
Liabilities and stockholders' equity
Current liabilities:
    Notes payable to banks                         $    31,212      $ 22,174
    Trade accounts payable                              33,930        66,942
    Payroll and related expenses                        35,973        43,790
    Other accrued expenses                              55,381        51,102
    Income taxes                                         7,076         7,083
    Current portion of long-term debt                   25,394        37,821
                                                  -----------------------------
Total current liabilities                              188,966       228,912

Long-term debt--less current portion                   229,885       228,610
Deferred income taxes                                   33,113        42,044
Deferred income                                         58,570        30,849
Other liabilities                                       30,534        29,017
Accrued pension costs                                   69,749        76,046

Stockholders' equity:
    Preferred Stock, par value $1.00 a share:
       Authorized--1,000,000 shares; none
       issued
    Common Stock, par value $.10 a share:
       Authorized--65,000,000 shares;
       53,727,874 and 51,139,826 shares
       outstanding after deducting 13,248
       and 209,881 shares in treasury                   5,373          5,114
    Class B  convertible  Common  Stock,  par
       value  $.10 a share:  Authorized--
       15,000,000  shares;  7,563,720 and
       7,222,035  shares  outstanding  after
       deducting 221,809 and 229,518
       shares in treasury                                 756            722
    Capital in excess of par value                    825,949        734,316
    Retained earnings                                 107,762        146,370
    Foreign currency translation adjustment             9,106         28,487
    Unearned compensation                                (370)          (364)
    Pension adjustment                                 (3,346)        (6,792)
                                                  -----------------------------
                                                      945,230        907,853
                                                  -----------------------------
                                                  $ 1,556,047      1,543,331
                                                  =============================

See accompanying notes.

                          Vishay Intertechnology, Inc.

                      Consolidated Statements of Cash Flows

                                 (In thousands)


                                                                             Year ended December 31
                                                                 1996                1995               1994
                                                             -----------------------------------------------------
Operating activities
Net earnings                                                  $ 52,616           $ 92,667             $ 58,947
Adjustments to reconcile net earnings to net
    cash provided by operating activities:
       Depreciation and amortization                            77,247             69,547               57,742
       Changes in operating assets and liabilities:
          Accounts receivable                                   12,541             (8,147)             (12,921)
          Inventories                                          (11,575)           (48,123)             (44,195)
          Prepaid expenses and other
              current assets                                     3,438            (14,023)             (23,119)
          Accounts payable                                     (31,573)               998                3,023
          Other current liabilities                               (942)            (7,442)             (12,420)
       Other                                                    20,434             30,034               19,410
                                                             -----------------------------------------------------
Net cash provided by operating activities                      122,186            115,511               46,467

Investing activities
Purchases of property and equipment                           (123,984)          (165,699)             (91,571)
Purchases of businesses, net of cash acquired                       --                 --             (179,847)
                                                             -----------------------------------------------------
Net cash used in investing activities                         (123,984)          (165,699)            (271,418)

Financing activities
Proceeds from long-term borrowings                               3,476                245              186,271
Principal payments on long-term debt                           (86,026)          (118,226)            (142,961)
Net proceeds (payments) on revolving credit lines               76,502            (59,800)              83,300
Net changes in short-term borrowings                            10,066             (7,188)               3,879
Purchases of common stock                                           --             (3,578)                  --
Proceeds from sale of common stock                                  --            230,279              109,738
                                                             -----------------------------------------------------
Net cash provided by financing activities                        4,018             41,732              240,227
Effect of exchange rate changes on cash                           (859)             1,183                  650
                                                             -----------------------------------------------------
Increase (decrease) in cash and cash equivalents                 1,361             (7,273)              15,926
Cash and cash equivalents at beginning of year                  19,584             26,857               10,931
                                                             -----------------------------------------------------
Cash and cash equivalents at end of year                      $ 20,945           $ 19,584             $ 26,857
                                                             =====================================================



See accompanying notes.

                          Vishay Intertechnology, Inc.

                 Consolidated Statements of Stockholders' Equity

                      (In thousands, except share amounts)

                                                                                 Year ended December 31
                                                                          1996                1995               1994
                                                                   ----------------------------------------------------------
Common Stock:
    Beginning balance                                                 $     5,114        $     2,257         $     1,763
       Shares issued (10,556; 5,777,300; and 5,602,500 shares)                  1                576                 280
       Stock dividends (2,558,069; 1,091; and 3,915,440 shares)               256                 --                 196
       Stock split                                                             --              2,275                  --
       Shares repurchased (110,000 shares)                                     --                (11)                 --
       Conversions from Class B (19,423; 325,509; and 349,824
          shares)                                                               2                 17                  18
                                                                   ----------------------------------------------------------
    Ending balance                                                          5,373              5,114               2,257

Class B convertible Common Stock:
    Beginning balance                                                         722                377                 359
       Stock dividends (361,108 and 716,904 shares)                            36                 --                  36
       Stock split                                                             --                362                  --
       Conversions to Common (19,423; 325,509; and 349,824
          shares)                                                              (2)               (17)                (18)
                                                                   ----------------------------------------------------------
    Ending balance                                                            756                722                 377

Capital in excess of par value:
    Beginning balance                                                     734,316            509,966             288,980
       Shares issued                                                          618            230,534             110,012
       Stock dividends                                                     90,932                 --             110,830
       Stock split                                                             --             (2,637)                 --
       Shares repurchased                                                      --             (3,567)                 --
       Tax effects relating to stock plan                                      83                 20                 144
                                                                   ----------------------------------------------------------
    Ending balance                                                        825,949            734,316             509,966

Retained earnings:
    Beginning balance                                                     146,370             53,734             105,849
       Net earnings                                                        52,616             92,667              58,947
       Stock dividends                                                    (91,224)               (31)           (111,062)
                                                                   ----------------------------------------------------------
    Ending balance                                                        107,762            146,370             53,734

Foreign currency translation adjustment:
    Beginning balance                                                      28,487              4,584             (13,109)
       Translation adjustment for the year                                (19,381)            23,903              17,693
                                                                   ----------------------------------------------------------
    Ending balance                                                          9,106             28,487              4,584

Unearned compensation:
    Beginning balance                                                        (364)               (20)               (60)
       Shares issued under stock plans (10,556; 27,300; and 4,000
          shares)                                                            (262)              (519)               (70)
       Amounts expensed during the year                                       256                175                110
                                                                   ----------------------------------------------------------
    Ending balance                                                           (370)              (364)               (20)

Pension adjustment:
    Beginning balance                                                      (6,792)            (5,810)            (7,279)
       Pension adjustment for the year                                      3,446               (982)             1,469
                                                                   ----------------------------------------------------------
    Ending balance                                                         (3,346)            (6,792)            (5,810)
                                                                   ----------------------------------------------------------
Total stockholders' equity                                            $   945,230        $   907,853        $   565,088
                                                                   ==========================================================

See accompanying notes.


                          Vishay Intertechnology, Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1996



Vishay Intertechnology, Inc. is a leading international manufacturer and supplier of passive electronic components, particularly resistors, capacitors and inductors, offering its customers access to one of the most comprehensive passive electronic component lines of any manufacturer in the United States or Europe. Passive electronic components, together with semiconductors (integrated circuits), which the Company does not produce, are the primary elements of electronic circuits. Components manufactured by the Company are used in virtually all types of electronic products, including those in the computer, telecommunications, military/aerospace, instrument, automotive, medical and consumer electronics industries.

1. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of Vishay Intertechnology, Inc. include the accounts of the Company and its subsidiaries, after elimination of all significant intercompany transactions, accounts, and profits.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

Depreciation

Depreciation is computed principally by the straight-line method based upon the estimated useful lives of the assets. Depreciation of capital lease assets is included in total depreciation expense. Depreciation expense was $68,688,000, $60,155,000, and $51,301,000, for the years ended December 31, 1996, 1995, and
1994, respectively.

                          Vishay Intertechnology, Inc.

1. Summary of Significant Accounting Policies (continued)

Construction in Progress

The estimated cost to complete construction in progress at December 31, 1996 is $34,178,000.

Goodwill

Goodwill, representing the excess of purchase price over net assets of businesses acquired, is being amortized on a straight-line basis over 40 years. Accumulated amortization amounted to $29,726,000 and $23,737,000 at December 31, 1996 and 1995, respectively. The recoverability of goodwill is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has current operating losses and based upon projections there is a likelihood that such operating losses will continue, the Company will determine whether impairment exists on the basis of undiscounted expected future cash flows from operations before interest for the remaining amortization period. If impairment exists, goodwill will be reduced by the estimated shortfall of cash flows.

Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers demand deposits and all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Research and Development Expenses

The amount charged to expense aggregated $10,429,000, $10,430,000, and $7,205,000, for the years ended December 31, 1996, 1995, and 1994, respectively. The Company spends additional amounts for the development of machinery and equipment for new processes and for cost reduction measures.

Grants

Grants received from governments by certain foreign subsidiaries, primarily in Israel, are recognized as income in accordance with the purpose of the specific contract and in the period in which the related expense is incurred. Grants received from the government of Israel and recognized as a reduction of costs of products sold were $9,449,000

                          Vishay Intertechnology, Inc.

1. Summary of Significant Accounting Policies (continued)

Grants (continued)

$13,243,000,  and $10,999,000  for the years ended December 31, 1996,  1995, and
1994, respectively. Grants receivable of $23,163,000 and $20,585,000 are included in other current assets at December 31, 1996 and 1995, respectively. Deferred grant income is $58,570,000 and $30,849,000 at December 31, 1996 and 1995, respectively. The grants are subject to conditions, including maintaining specified levels of employment for periods up to ten years. Noncompliance with such conditions could result in repayment of grants, however, management expects that the Company will comply with all terms and conditions of grants.

Share and Per Share Amounts

All numbers of common shares and per share amounts have been adjusted to give retroactive effect to a 2-for-1 stock split distributed on June 16, 1995.

Earnings per share is based on the weighted average number of common shares outstanding during the period. No material dilution of earnings per share would result if it were assumed that all outstanding stock options were exercised. Earnings per share amounts for all periods presented reflect the 1995 2-for-1 stock split and 5% stock dividends paid on June 7, 1996, March 31, 1995, and June 13, 1994. Earnings per share reflect the weighted effect of the issuance of 5,750,000 shares of Common Stock in September 1995 and the issuance of 5,576,000 shares of Common Stock in August 1994.

Stock Options

In October 1995, the FASB issued Statement No. 123, "Accounting for Stock- Based Compensation" (FAS 123). This Statement establishes a fair value method of accounting for stock-based compensation plans. As permitted by FAS 123, the Company has elected to continue to account for stock-based compensation plans according to the provisions of Accounting Principles Board Statement No. 25, "Accounting for Stock Issued to Employees" (APB 25). The effect of applying the fair value method of FAS 123 results in net income and earnings per share that are not materially different from amounts reported.

Reclassifications

Certain prior-year amounts have been reclassified to conform with the current presentation.

                          Vishay Intertechnology, Inc.

2. Acquisitions

In July 1994,  the  Company  purchased  all of the  capital  stock of  Vitramon,
Incorporated and Vitramon Limited, U.K. (collectively, "Vitramon") for $184,000,000 in cash. Vitramon is a leading producer of multilayer ceramic chip capacitors with manufacturing facilities primarily in the United States, France, Germany, and the United Kingdom. In connection with the acquisition of Vitramon, the Company borrowed an aggregate of $200,000,000 from a group of banks, of which $100,000,000 was a bridge facility that was subsequently paid off with proceeds from an equity offering completed in August 1994 and $100,000,000 was a nonamortizing term loan which has been paid off as of December 31, 1996.

The acquisition was accounted for under the purchase method of accounting. The operating results of Vitramon are included in the Company's consolidated results of operations from July 1, 1994. Excess of cost over the fair value of net assets acquired ($104,582,000) is being amortized on a straight-line basis over forty years.

Had the Vitramon acquisition been made at the beginning of 1994, the Company's pro forma unaudited results for the year ended December 31, 1994 would have been (in thousands, except per share amount):

       Net sales                                 $    1,056,520
       Net earnings                                      64,573
       Earnings per share                        $         1.17


The unaudited pro forma results are not necessarily indicative of the results that would have been attained had the acquisition occurred at the beginning of 1994 or of future results.

3. Restructuring Expense

Restructuring expense of $38,030,000 in 1996 results from a downsizing of the Company's worldwide operations. Approximately $28,953,000 of these expenses relate to employee termination costs covering approximately 2,600 technical, production, administrative, and support employees located in the United States, Canada, France, and Germany. Approximately 1,939 employees had been terminated and $12,822,000 of the termination costs paid as of December 31, 1996. The remaining $9,077,000 of restructuring expense relates to facilities closure costs in North America and Europe. The restructuring plan is expected to be completed by the end of 1997. At December 31, 1996, $21,931,000 of restructuring costs are included in other accrued expenses.

                          Vishay Intertechnology, Inc.

3. Restructuring Expense (continued)

Restructuring expense of $4,200,000 in 1995 resulted from the downsizing of some of the Company's European operations and represented employee termination costs covering 276 technical, production, administrative, and support employees located primarily in France and Germany. This downsizing was completed during the year ended December 31, 1996.

4. Income Taxes

Earnings   before  income  taxes  consists  of  the  following   components  (in
thousands):

                            1996          1995         1994
                       ------------------------------------

    Domestic            $ 42,406      $ 34,926     $ 19,650
    Foreign               27,951        88,048       54,466
                       ------------------------------------
                        $ 70,357      $122,974     $ 74,116
                       ====================================

Significant components of income taxes are as follows (in thousands):

                             Year ended December 31

                            1996          1995         1994
                       -------------------------------------
Current:
    U.S. Federal        $ 13,836      $ 10,578     $  5,187
    Foreign                8,098        10,927        3,251
    State                  1,586         1,082          882
                       -------------------------------------
                          23,520        22,587        9,320

Deferred:
    U.S. Federal           1,632         2,247        1,889
    Foreign               (7,793)        5,082        3,858
    State                    382           391          102
                       -------------------------------------
                          (5,779)        7,720        5,849
                       -------------------------------------
                        $ 17,741      $ 30,307     $ 15,169
                       ====================================

                          Vishay Intertechnology, Inc.

4. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                        December 31
                                                    1996          1995
                                                ---------------------------
Deferred tax liabilities:
    Tax over book depreciation                    $  77,402     $  71,060
    Other--net                                        7,325         7,640
                                                ---------------------------
Total deferred tax liabilities                       84,727        78,700

Deferred tax assets:
    Pension and other retiree obligations            25,358        25,461
    Net operating loss carryforwards                 84,574        53,638
    Restructuring reserves                            7,698         3,631
    Other accruals and reserves                      16,120        16,368
                                                ---------------------------
Total deferred tax assets                           133,750        99,098
    Valuation allowance for deferred tax assets     (59,021)      (45,700)
                                                ---------------------------
Net deferred tax assets                              74,729        53,398
                                                ---------------------------
Net deferred tax liabilities                      $   9,998     $  25,302
                                                ===========================

A reconciliation of income tax expense at the U.S. federal statutory income tax rate to actual income tax expense is as follows (in thousands):

                                               Year ended December 31

                                         1996         1995         1994
                                    -----------------------------------------

Tax at statutory rate                  $ 24,625     $ 43,041     $ 25,941
State income taxes, net of U.S.
    federal tax benefit                   1,413        1,094          684
Effect of foreign income tax rates       (9,717)     (13,801)     (13,194)
Benefit of net operating loss
    carryforwards                          (817)      (2,054)          --
Other                                     2,237        2,027        1,738
                                    -----------------------------------------
                                       $ 17,741     $ 30,307     $ 15,169
                                    =========================================

                          Vishay Intertechnology, Inc.

4. Income Taxes (continued)

At December 31, 1996, the Company has net operating loss carryforwards for tax purposes of $134,055,000 in Germany (no expiration date), $26,823,000 in France (expire December 31, 2001), and $10,021,000 in Portugal (expire December 31,
2001). Approximately $80,224,000 of the carryforward in Germany, and $5,054,000 of the carryforward in Portugal, resulted from the Company's acquisition of Roederstein. For financial reporting purposes, the deferred tax asset for net operating losses increased due primarily to a reorganization in Germany which resulted in a local tax loss and a higher effective tax rate in Germany. Valuation allowances of $59,021,000 and $45,700,000 have been recognized at December 31, 1996 and 1995, respectively, for deferred tax assets related to foreign net operating loss carryforwards. In 1996, tax benefits recognized through reductions of the valuation allowance had the effect of reducing goodwill of acquired companies by $5,723,000. If additional tax benefits are recognized in the future through further reduction of the valuation allowance, $38,187,000 of such benefits will reduce goodwill.

At December 31, 1996, no provision has been made for U.S. federal and state income taxes on approximately $302,475,000 of foreign earnings which are expected to be reinvested indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

Income taxes paid were $22,141,000,  $30,272,000,  and $11,125,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

5. Long-Term Debt

Long-term debt consisted of the following (in thousands):
                                                          December 31
                                                      1996        1995
                                               ----------------------------

Multicurrency Revolving Credit Loan               $121,039    $ 29,722
Term Loan                                           77,500      87,500
Term Loan II                                            --      50,000
Deutsche Mark Revolving Credit Loan                 25,974      27,778
Deutsche Mark Term Loan                              9,426      35,775
Other Debt and Capital Lease Obligations            21,340      35,656
                                               ----------------------------
                                                   255,279     266,431
Less current portion                                25,394      37,821
                                               ----------------------------
                                                  $229,885    $228,610
                                               ============================

                          Vishay Intertechnology, Inc.

5. Long-Term Debt (continued)

As of December 31, 1996, four facilities were available under the Company's amended and restated Revolving Credit and Term Loan and Deutsche Mark Revolving Credit and Term Loan agreements with a group of banks; a multicurrency revolving credit loan (interest 5.89% on U.S. dollar borrowings and 3.60% on Deutsche Mark borrowings at December 31, 1996), a U.S. term loan (interest 5.99% at December 31, 1996), a Deutsche Mark revolving credit loan (interest 3.60% at December 31,
1996), and a Deutsche Mark term loan (interest 3.70% at December 31, 1996). The terms of the four facilities are summarized below. The first facility is a $400,000,000 multicurrency revolving credit facility which is available to the Company until December 31, 2001. The Company had outstanding $110,000,000 and DM 17,000,000 ($11,039,000) under the multicurrency revolving credit loan at December 31, 1996. The Company can request one-year extensions of the facility annually from 1997 through 2002. Each extension granted by the banks extends the maturity of the facility by one year. Interest is payable at prime or at other interest rate options. The Company is required to pay certain commitment and facility fees on the used and unused portion of this credit facility. The second facility is a $77,500,000 term loan, with interest payable at prime or at other interest rate options. Principal payments are due as follows: 1997--$15,000,000; 1998--$20,000,000; 1999--$20,000,000; 2000-- $22,500,000. Additional principal payments may be required based on excess cash flow as defined in the agreement. The loan agreements also provide a German subsidiary of the Company with two Deutsche Mark ("DM") facilities. The first DM facility is a DM 40,000,000 ($25,974,000) revolving credit facility which is available until December 31, 2001. The Company can request one-year extensions of the facility annually from 1997 through 2002. Each extension granted by the banks extends the maturity of the facility by one year. Interest is based on DM market rates. The Company is required to pay certain commitment and facility fees on the used and unused portion of this credit facility. The second DM facility is a DM 14,516,000 ($9,426,000) term loan. Interest is based on DM market rates. A principal payment of DM 14,516,000 ($9,426,000) is due on or before December 31, 1997.

Under the loan agreements, the Company is restricted from paying cash dividends and must comply with other covenants, including the maintenance of specific ratios. The Company is in compliance with the restrictions and limitations under the terms of loan agreements, as amended.

Other debt and capital lease obligations include borrowings under short-term credit lines of $3,120,000 and $30,254,000 at December 31, 1996 and 1995,
respectively, which are classified as long-term based on the Company's intention and ability to refinance the obligations on a long-term basis.

                          Vishay Intertechnology, Inc.

5. Long-Term Debt (continued)

Aggregate annual maturities of long-term debt, excluding payments which may be required based on excess cash flow, are as follows: 1997--$25,394,000; 1998-- $22,269,000; 1999--$21,305,000; 2000--$22,896,000; 2001--$162,257,000;
thereafter--$1,158,000.

At December 31, 1996, the Company has committed and uncommitted short-term credit lines with various U.S. and foreign banks aggregating $170,733,000, of which $136,401,000 was unused. The weighted average interest rate on short-term borrowings outstanding as of December 31, 1996 and 1995 was 5.60% and 6.31%, respectively.

Interest paid was $17,736,000,  $29,459,000, and $24,150,000 for the years ended
December 31, 1996, 1995, and 1994, respectively.

6. Stockholders' Equity

On May 19, 1995, the Company's shareholders approved an increase in the number of shares of Common Stock, $.10 par value, which the Company is authorized to issue, from 35,000,000 shares to 65,000,000 shares.

The Company's Class B Stock carries ten votes per share while the Common Stock carries one vote per share. Class B shares are transferable only to certain permitted transferees while the Common Stock is freely transferable. Class B shares are convertible on a one-for-one basis at any time to Common Stock.

Unearned compensation relating to Common Stock issued under employee stock plans is being amortized over periods ranging from three to five years. At December 31, 1996, 237,677 shares are available for issuance under stock plans.

In 1995, certain key executives of the Company were granted options to purchase 1,104,700 shares of the Company's Common Stock, all of which remain outstanding at December 31, 1996. These options expire March 1, 2000, with one-third exercisable at $25.23, one-third exercisable at $31.74, and one-third exercisable at $45.35.

                          Vishay Intertechnology, Inc.

7. Other Income

Other income (expense) consists of the following (in thousands):

                                          Year ended December 31
                                      1996        1995        1994
                                 ------------------------------------

Foreign exchange gains (losses)    $   371     $(2,022)    $   440
Investment income                    1,586       1,529         229
Other                                  (16)        484         247
                                 ------------------------------------
                                   $ 1,941     $    (9)    $   916
                                 ====================================

8. Employee Retirement Plans

The Company maintains various defined benefit pension plans covering substantially all full-time U.S. employees. The benefits under these plans are based on the employees' compensation during all years of participation. Participants in these plans, other than U.S. employees of Vitramon, are required to contribute an amount based on annual earnings. The Company's funding policy is to contribute annually amounts that satisfy the funding standard account requirements of ERISA. The assets of these plans are invested primarily in mutual funds and guaranteed investment contracts issued by an insurance company.

Net pension cost for the Plans included the following components (in thousands):

                                                     Year ended December 31
                                                    1996      1995       1994
                                              ---------------------------------

Annual service cost--benefits
    earned for the period                       $  5,091  $  3,613    $2,547
Less:  Employee contributions                      1,842     1,459     1,142
                                              ---------------------------------
Net service cost                                   3,249     2,154     1,405
Interest cost on projected benefit obligation      6,014     5,702     5,153
Actual return on Plan assets                     (10,737)  (11,892)   (1,702)
Net amortization and deferral                      4,213     7,211    (3,349)
                                              ---------------------------------
Net pension cost                                $  2,739   $ 3,175    $1,507
                                              =================================

The expected long-term rate of return on assets was 8.5% - 9.5%.

                          Vishay Intertechnology, Inc.

8. Employee Retirement Plans (continued)

The following table sets forth the funded status of the Plans and amounts recognized in the Company's financial statements (in thousands):
                                                                December 31
                                                             1996       1995
                                                        -----------------------

Accumulated benefit obligation, including vested
    benefits of $80,046 and $75,636                        $ 80,343   $ 75,949
                                                        =======================

Actuarial present value of projected benefit obligations   $(87,740)  $(82,105)
Plan assets at fair value                                    87,369     78,686
                                                        -----------------------
Projected benefit obligations in excess of Plan assets         (371)    (3,419)
Unrecognized (gain) loss                                       (238)     3,043
Unrecognized prior service cost                                 601        834
Unrecognized net obligation at transition date, being
    recognized over 15 years                                    246        356
                                                        -----------------------
Accrued pension liability                                  $    238   $    814
                                                        =======================

The following assumptions have been used in the actuarial  determinations of the
Plans:

                                                           1996       1995
                                                        -----------------------

Discount rate                                              7.50%      7.25%
Rate of increase in compensation levels                 4.5%-5.0%   4.5% - 5.0%


Many of the Company's U.S. employees are eligible to participate in 401(k) Savings Plans, some of which provide for Company matching under various formulas. The Company's matching expense for the plans was $2,250,000, $2,314,000, and $2,282,000 for the years ended December 31, 1996, 1995, and
1994, respectively.

The Company provides pension and similar benefits to employees of certain foreign subsidiaries consistent with local practices. German subsidiaries of the Company have

                          Vishay Intertechnology, Inc.

8. Employee Retirement Plans (continued)

noncontributory defined benefit pension plans covering management and employees. Pension benefits are based on years of service. Net pension cost for the German Plans included the following components (in thousands):

                                                                   Year ended December 31
                                                                1996        1995        1994
                                                          --------------------------------------

Annual service cost--benefits earned for the period          $   126     $   164     $   138
Interest cost on projected benefit obligation                  5,082       5,267       4,496
Actual return on plan assets                                  (1,174)       (854)     (1,039)
Net amortization and deferral                                    133        (220)         83
                                                          --------------------------------------
Net pension cost                                             $ 4,167     $ 4,357     $ 3,678
                                                          ======================================

The expected long-term rate of return on assets was 2.0%.

The following table sets forth the funded status of the German Plans and amounts recognized in the Company's financial statements (in thousands):

                                                                   December 31
                                                              1996         1995
                                                         ---------------------------

Accumulated benefit obligation, including vested
    benefits of $69,477 and $76,556                         $ 70,122     $ 77,445
                                                         ===========================
Actuarial present value of projected benefit obligations    $(70,398)    $(77,791)
Plan assets at fair value                                     15,508       15,331
                                                         ---------------------------
Projected benefit obligations in excess of plan assets       (54,890)     (62,460)
Unrecognized loss                                              4,155        4,935
Unrecognized prior service cost                                  414          571
Unrecognized net asset at transition date, being
    recognized over 15 years                                     (29)         (36)
Additional minimum liability, recognized as a
    reduction of stockholders' equity                         (3,346)      (6,792)
                                                         ---------------------------
Accrued pension liability                                   $(53,696)    $(63,782)
                                                         ===========================

The following assumptions have been used in the actuarial determinations of the German Plans:
                                                        1996              1995
                                                     --------------------------

Discount rate                                          7.0%               7.0%
Rate of increase in compensation levels                2.5%               3.0%

                          Vishay Intertechnology, Inc.

9. Postretirement Medical Benefits

The Company pays limited health care premiums for certain eligible retired U.S. employees. Net postretirement benefit cost included the following components (in thousands):

                                             December 31
                                        1996    1995    1994
                                      -------------------------
Service cost                             $236    $215    $214
Interest cost                             485     497     453
Net amortization and deferral             264     245     230
                                      -------------------------
Net postretirement benefit cost          $985    $957    $897
                                      =========================

The status of the plan and amounts recognized in the Company's consolidated balance sheet were as follows (in thousands):
                                                            December 31
                                                          1996        1995
                                                     -------------------------

Accumulated postretirement benefit obligation:
    Retirees                                           $(2,313)    $(2,075)
    Actives eligible to retire                          (1,519)     (1,402)
    Other actives                                       (3,145)     (3,712)
                                                     -------------------------
Total                                                   (6,977)     (7,189)
Unrecognized loss                                          925       1,440
Unrecognized transition obligation, being amortized
    over 20 years                                        3,421       3,635
                                                     -------------------------
Accrued postretirement benefit liability               $(2,631)    $(2,114)
                                                     =========================

                                  Vishay Intertechnology, Inc.

9. Postretirement Medical Benefits (continued)

The discount rates used in the calculations were 7.50% and 7.25% for 1996 and 1995, respectively.

10. Leases

Total rental expense under operating leases was $9,679,000, $9,984,000, and $8,871,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

Future minimum lease payments for operating leases with initial or remaining noncancelable lease terms in excess of one year are as follows:
1997--$7,289,000;    1998--$5,441,000;    1999--$3,751,000;    2000--$3,233,000;
2001--$2,885,000; thereafter--$9,915,000.

11. Financial Instruments

Financial instruments with potential credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to receivables are limited due to the Company's large number of customers and their dispersion across many countries and industries. At December 31, 1996 and 1995, the Company had no significant concentrations of credit risk. The amounts reported in the balance sheet for cash and cash equivalents and for short-term and long-term debt approximate fair value.

12. Current Vulnerability Due to Certain Concentrations

Sources of Supply

Although most materials incorporated in the Company's products are available from a number of sources, certain materials (particularly tantalum and palladium) are available only from a relatively limited number of suppliers. Tantalum, a metal, is the principal material used in the manufacture of tantalum capacitor products. It is purchased in powder form primarily under annual contracts with domestic suppliers at prices that are subject to periodic adjustment. The Company is a major consumer of the world's annual tantalum production. There are currently three major suppliers that process tantalum ore into capacitor grade tantalum powder. Although the Company believes that there is currently a surplus of tantalum ore reserves and a sufficient number of tantalum processors relative to foreseeable demand, and that the tantalum required by the Company has generally been available in sufficient quantities to meet requirements, the

                          Vishay Intertechnology, Inc.

12. Current Vulnerability Due to Certain Concentrations (continued)

Sources of Supply (continued)

limited number of tantalum powder suppliers could lead to increases in tantalum prices that the Company may not be able to pass on to its customers. In an attempt to ensure that the Company will have access to a long-term, stable supply of low-cost tantalum, the Company is negotiating joint venture agreements for a tantalum mine, a refinery, and capacitor production facilities in China. Palladium is primarily purchased on the spot and forward markets, depending on market conditions. Palladium is considered a commodity and is subject to price volatility. Although palladium is currently found in South Africa and Russia, the Company believes that there are a sufficient number of domestic and foreign suppliers from which the Company can purchase palladium. However, an inability on the part of the Company to pass on increases in palladium costs to its customers could have an adverse effect on the margins of those products using the metal.

Geographic Concentration

To address the increasing demand for its products and in order to lower its costs, the Company has expanded, and plans to continue to expand, its manufacturing operations in Israel in order to take advantage of that country's lower wage rates, highly skilled labor force, government-sponsored grants, as well as various tax abatement programs. These incentive programs have contributed substantially to the growth and profitability of the Company. The Company might be materially and adversely affected if these incentive programs were no longer available to the Company or if hostilities were to occur in the Middle East that materially interfere with the Company's operations in Israel.

                          Vishay Intertechnology, Inc.

13. Segment and Geographic Information

Vishay  operates  in  one  line  of  business--the   manufacture  of  electronic
components. Information about the Company's operations in different geographic areas is as follows (in thousands):

                                       United States     Europe      Israel      Other       Elimination      Consolidated
                                       -------------     ------      ------      -----       -----------      ------------
Year ended
December 31, 1996
- -----------------
Net sales to unaffiliated
   customers                           $   557,935*      $ 504,397   $  8,118    $  27,529   $      --        $ 1,097,979
Net sales between
   geographic areas                         67,839          45,682    235,219       11,243    (359,983)                --
                                     -------------------------------------------------------------------------------------------
Total net sales                        $   625,774        $550,079   $243,337    $  38,772   $(359,983)        $ 1,097,979
                                     ===========================================================================================

Operating profit                       $    60,868       $ (13,755)  $ 49,562    $   3,854   $      --         $   100,529
                                     =====================================================================
General corporate
   expenses                                                                                                        (12,764)
Interest expense                                                                                                   (17,408)
                                                                                                              ------------------
Earnings before income
   taxes                                                                                                       $    70,357
                                                                                                              ==================
Identifiable assets                    $   617,484       $570,004    $347,053    $  21,506   $      --         $ 1,556,047
                                    ============================================================================================

                                       United States     Europe      Israel      Other       Elimination      Consolidated
                                       -------------     ------      ------      -----       -----------      ------------
Year ended
December 31, 1995
- -----------------

Net sales to unaffiliated
   customers                           $   597,154*      $589,488    $  5,684    $  32,090   $      --         $ 1,224,416
Net sales between
   geographic areas                         74,283         53,883     214,322          341    (342,829)                 --
                             ---------------------------------------------------------------------------------------------------
Total net sales                        $   671,437       $643,371    $220,006    $  32,431   $(342,829)        $ 1,224,416
                             ====================================================================================================
Operating profit                       $    59,877       $ 31,759    $ 66,640    $   5,528   $      --         $   163,804
                             ==============================================================================
General corporate
   expenses                                                                                                        (11,397)
Interest expense                                                                                                   (29,433)
                                                                                                              ------------------
Earnings before income
   taxes                                                                                                       $   122,974
                                                                                                              ==================
Identifiable assets                    $   610,106       $653,395    $255,268     $ 24,562   $      --         $ 1,543,331
                             ===================================================================================================

                                  Vishay Intertechnology, Inc.

13. Segment and Geographic Information (continued)

                                      United States       Europe          Israel          Other     Elimination     Consolidated
                                      -------------     -----------    ------------     ---------    ------------   ------------
Year ended
December 31, 1994
- -----------------
Net sales to unaffiliated
   customers                          $   495,004*      $   466,552        $    3,687    $  22,594   $      --     $   987,837
Net sales between
   geographic areas                        25,339            65,705           139,615            --   (230,659)             --
                                      --------------------------------------------------------------------------------------------
Total net sales                       $   520,343       $   532,257        $  143,302    $  22,594    $(230,659)   $   987,837
                                      ============================================================================================
Operating profit                      $    43,889       $    15,129        $   45,091    $   4,842    $       --   $   108,951
                                      ==========================================================================
General corporate
   expenses                                                                                                            (10,066)
Interest expense                                                                                                       (24,769)
                                                                                                              ------------------
Earnings before income
   taxes                                                                                                            $    74,116
                                                                                                              ==================

Identifiable assets                   $   555,418       $   614,998         $ 152,329    $  22,325      $           $ 1,345,070
                                      ============================================================================================

* Includes export sales of $112,402, $123,387, $107,196 for the years ended December 31, 1996, 1995, and 1994, respectively.

Sales between geographic areas are priced to result in operating profit that would be achieved on sales to unaffiliated customers. Operating profit is total revenue less operating expenses. In computing operating profit, general corporate expenses, interest expense, and income taxes were not deducted.

                          Vishay Intertechnology, Inc.

14. Summary of Quarterly Financial Information (Unaudited)

Quarterly financial information for the years ended December 31, 1996 and 1995 is as follows:

                                     (In thousands, except per share amounts)

                            First Quarter        Second Quarter        Third Quarter       Fourth Quarter          Total Year
                       ---------------------  -------------------  -------------------- --------------------  -------------------
                          1996       1995       1996       1995       1996       1995      1996       1995      1996       1995
                          ----       ----       ----       ----       ----       ----      ----       ----      ----       ----
Net sales               $310,660   $310,284   $273,502   $315,461   $259,889   $300,629  $253,928   $298,042  $1,097,979 $1,224,416

Gross profit              85,081     79,265     71,864     83,526     61,177     79,265    53,991     79,842     272,113    321,898

Net earnings (1)          28,041     22,034      3,783     24,724     14,484     22,332     6,308     23,577      52,616     92,667

Earnings per
     share (1), (2):
          Net earnings      $.46       $.40       $.06       $.45      $.24       $.40      $.10       $.38        $.86      $1.62


(1) Includes restructuring expense of $24,826,000 ($.26 per share) and $13,204,000 ($.17 per share) in the second and fourth quarters of 1996, respectively, and restructuring expense of $800,000 ($.01 per share) and $3,400,000 ($.04 per share) in the third and fourth quarters of 1995, respectively.

(2) Adjusted to give retroactive effect to 5% stock dividend in June 1996 and the 2-for-1 stock split distributed on June 16, 1995.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION AND BACKGROUND

         The Company's sales and net income increased significantly through 1995 primarily as a result of its acquisitions. Following each acquisition, the Company implemented programs to take advantage of distribution and operating synergies among its businesses. This implementation was reflected in increases in the Company's sales and in the decline in selling, general, and administrative expenses as a percentage of the Company's sales.

         From mid-1990 through the end of 1993, sales of most of the Company's products were adversely affected by the worldwide slowdown in the electronic components industry, which reflected general recessionary trends in all major industrialized countries. In addition, sales to defense-related industries declined from the end of the first quarter of 1991 until the second half of 1993. Despite this slowdown, Vishay realized record net earnings in each year throughout this period. This was a result of its acquisitions and focus on the bottom-line, including the implementation of operating efficiencies.

         In 1995, the Company's growth was fueled not only by its acquisition of Vitramon, but also by the dramatic expansion in the electronic components industry. This resulted in Vishay's record net earnings of $92.7 million in 1995.

         However, beginning with the last quarter of 1995 and continuing into the first quarter of 1997, the Company has experienced a decline in demand for its products, resulting in a decrease in revenues, earnings and backlogs. The Company believes this may be primarily a result of the worldwide slowdown in demand for tantalum and multi-layer ceramic chip capacitors, the economic downturn in Germany, where a significant portion of the Company's products are sold, and the abrupt worldwide decline in demand for passive electronic components by personal computer and telecommunications manufacturers.

         In order to address the slowdown in demand, the Company implemented a restructuring program in 1996 that included the downsizing and closing of manufacturing facilities in North America and Europe. In connection with the restructuring, the Company incurred $38,030,000 of pretax charges for the year ended December 31, 1996 relating to employee termination and facility closure costs. When the restructuring program is fully implemented, the Company believes that by reducing overhead costs and improving manufacturing efficiency, it will reduce costs by approximately $38 million per year. Depending on future economic conditions, the Company may continue to downsize or close existing facilities in North America, Europe or elsewhere.

         The Company's strategy contemplates transferring some of its manufacturing operations from countries with high labor costs and tax rates (such as the United States, France and Germany) to Israel, Mexico, Portugal and the Czech Republic in order to benefit from lower labor costs and, in the case of Israel, to take advantage of various government incentives, including government grants and tax incentives. The Company may further reduce its costs in the face of a decline in demand by accelerating the transfer of production to countries with lower labor costs and more favorable tax environments.

         The Company realizes approximately 49% of its revenues outside the United States. As a result, fluctuations in currency exchange rates can significantly affect the Company's reported sales and to a lesser extent earnings. Currency fluctuations impact the Company's net sales and other income statement amounts, as denominated in U.S. dollars, including other income as it relates to foreign exchange gains or losses. Generally, in order to minimize the effect of currency fluctuations on profits, the Company endeavors to (i) borrow money in the local currencies and markets where it conducts business, and (ii) minimize the time for settling intercompany transactions. The Company does not purchase foreign currency exchange contracts or other derivative instruments to hedge foreign currency exposures.

         As a result of the increased production by the Company's operations in Israel over the past several years, the low tax rates in Israel (as compared to the statutory rate in the United States) have had the effect of increasing the Company's net earnings. The more favorable Israeli tax rates are applied to specific approved projects and normally continue to be available for a period of ten years or, if the investment in the project is over $20 million, for a period of 15 years, which has been the case for most of the Company's projects in Israel since 1994. New projects are continually being introduced. In addition, the Israeli government offers certain incentive programs in the form of grants designed to increase employment in Israel. However, the Israeli government has recently scaled back or discontinued some of its incentive programs. Accordingly, there can be no assurance that in the future the Israeli government will continue to offer new incentive programs applicable to the Company or that, if it does, such programs will provide the same level of benefits the Company has historically received or that the Company will continue to be eligible to take advantage of them. Although the Company might be materially adversely affected if these incentive programs were no longer available to the Company for new projects, because a majority of the Company's projects in Israel already benefit from government incentive programs, the Company does not anticipate that any cutbacks in the incentive programs would have an adverse impact on its earnings and operations for at least several years.

         Israeli government grants, recorded as a reduction of costs of products sold, were $9,449,000 for the year ended December

31, 1996, as compared to $13,243,000 for the prior year. To the extent the Israeli government continues its grant and incentive programs, future benefits offered to the Company by the Israeli government will likely depend on the Company's continuing to increase capital investment and the number of the Company's employees in Israel.

RESULTS OF OPERATIONS

          Income statement captions as a percentage of sales and the effective tax rates were as follows:

                                                 Year Ended December 31,
                                               1996      1995       1994
                                               ----      ----       ----

Costs of products sold                         75.2%      73.7%     75.7%
Gross profit                                   24.8       26.3      24.3
Selling, general and
  administrative expenses                      12.9       13.0      13.9
Operating income                                7.8       12.4       9.9
Earnings before income taxes                    6.4       10.0       7.5
Effective tax rate                             25.2       24.6      20.5
Net earnings                                    4.8        7.6       6.0

YEAR ENDED DECEMBER 31, 1996 COMPARED TO
YEAR ENDED DECEMBER 31, 1995

         Net sales for the year ended December 31, 1996 decreased $126,437,000 or 10.3% from the prior year. The decrease in net sales is indicative of the worldwide slowdown in the demand for tantalum and multi-layer ceramic chip capacitors, the economic downturn in Germany, where a significant portion of the Company's products are sold, and the abrupt worldwide decline in demand for passive electronic components by personal computer and telecommunications manufacturers, which started at the end of 1995.

         The strengthening of the U.S. dollar against foreign currencies for the year ended December 31, 1996 in comparison to the prior year resulted in a decrease in reported sales of $20,712,000.

         Net sales, exclusive of foreign currency fluctuations, decreased 8.6% over the prior year.

         Costs of products sold for the year ended December 31, 1996 were 75.2% of net sales, as compared to 73.7% for the prior year. Costs of products sold for the year ended December 31, 1996 were negatively affected by, among other things, a difficult pricing environment and start-up costs of the Company's new capacitor plant in Israel.

         Israeli government grants, recorded as a reduction of costs of products sold, were $9,449,000 for the year ended December 31, 1996, as compared to $13,243,000 for the prior year. To the extent the Israeli government continues these grant and incentive programs, future benefits offered to the Company by the Israeli government will likely depend on the Company's continuing to increase capital investment and the number of the Company's employees in Israel. Deferred income at December 31, 1996 relating to Israeli government grants was $58,570,000 as compared to $30,849,000 at December 31, 1995.

         Selling, general and administrative expenses for the year ended December 31, 1996 were 12.9% of net sales, as compared to 13.0% for the prior year. Selling, general and administrative expenses have decreased by $17,056,000, as compared to the prior year, as a result of a cost reduction program instituted in the fourth quarter 1995, lower sales and a reduction in management incentives.

         The Company incurred a pretax restructuring charge of $38,030,000 for the year ended December 31, 1996. Approximately $28,953,000 of those charges relate to employee termination costs covering approximately 2,600 technical, production, administrative and support employees located in the United States, Canada, France and Germany. As of December 31, 1996, approximately 1,939 employees had been terminated and $12,822,000 of the termination costs were paid. The remaining $9,077,000 of restructuring expense relates to facility closure costs in North America and Europe. The restructuring plan is expected to be completed by the end of 1997. The Company has sufficient lines of credit to fund these payments. Depending on future economic conditions, the Company may continue to downsize or close existing facilities in North America, Europe or elsewhere.

         When fully implemented, the restructuring is expected to reduce the Company's costs by approximately $38,000,000 annually.

         Interest costs decreased by $12,025,000 for the year ended December 31, 1996 from the prior year primarily as a result of the net proceeds of $230,279,000 from a common stock offering completed in September 1995 which were used, in large part, to prepay bank indebtedness.

         Other income (expense) increased by $1,950,000 for the year ended December 31, 1996, as compared to the prior year. The increase is primarily due to foreign exchange gains of $371,000 for the year ended December 31, 1996 as compared to foreign exchange losses of $2,022,000 for the year ended December 31, 1995.

         The effective tax rate for the year ended December 31, 1996 was 25.2% as compared to 24.6% for the prior year. The continuing effect of low tax rates in Israel (as compared to the statutory rate in the United States) has been to increase net earnings by $10,109,000 and $19,183,000 for the years ended December 31, 1996 and 1995, respectively. The more favorable Israeli tax rates are applied to specific approved projects and normally continue to be available for a period of ten years. The Israeli tax effect benefit was more pronounced in 1995 primarily as a result of increased proportional earnings in Israel. See "Description of Business--Manufacturing Operations".

YEAR ENDED DECEMBER 31, 1995 COMPARED TO
YEAR ENDED DECEMBER 31, 1994

         Net sales for the year ended December 31, 1995 increased $236,579,000 or 23.9% from the prior year. The increase reflects the strong performance of Vitramon, acquired July 1, 1994, and Vishay's other surface mount components businesses. Net sales for the year ended December 31, 1995 includes $87,753,000 of net sales relating to Vitramon for the first six months of 1995.

         The weakening of the U.S. dollar against foreign currencies for the year ended December 31, 1995 in comparison to the prior year resulted in an increase in reported sales of $57,128,000.

         Net sales, exclusive of foreign currency fluctuations, increased 18.2% over the prior year. Net sales, exclusive of foreign currency fluctuations and Vitramon sales for the first six months, increased 9.3% over the prior year. Net bookings for the year ended December 31, 1995 increased 7.8% over the prior year.

         Costs of products sold for the year ended December 31, 1995 were 73.7%, of net sales, as compared to 75.7% for the prior year. The factors contributing to this decrease included: (i) the effect of the Mexican peso devaluation, which contributed approximately $4,100,000 to gross profit for 1995, (ii) the fact that gross profits for Vitramon were higher than Vishay's other operating companies, (iii) Israeli government grants of $13,243,000 for the year ended December 31, 1995, as compared to $10,999,000 for the prior year, and (iv) an increase in production in Israel where labor costs are lower than in most other regions in which Vishay manufactures. The increase in Israeli government grants resulted from a significant increase in the Company's manufacturing operations in Israel. Deferred income at December 31, 1995 relating to Israeli government grants was $30,849,000.

         Selling, general, and administrative expenses, for the year ended December 31, 1995 were 13.0% of net sales, as compared to 13.9% for the prior year. Management continues to explore additional cost-saving opportunities.

         Restructuring expenses of $4,200,000 in 1995 resulted from downsizing of some of the Company's European operations and represent employee termination benefits covering approximately 276 technical, production, administrative and support employees located primarily in France and Germany. This downsizing was completed during the year ended December 31, 1996.

         Interest costs increased by $4,664,000 for the year ended December 31, 1995 over the prior year as a result of an increase in average debt outstanding resulting from the acquisition of Vitramon in July 1994 and purchases of property and equipment.

         The effective tax rate for the year ended December 31, 1995 was 24.6% compared to 20.5% for the prior year. The higher effective tax rate for 1995 reflects increased earnings in higher tax rate countries.

         The effect of low tax rates in Israel (as compared to the statutory rate in the United States) has been to increase net earnings by $19,183,000 and $15,291,000 for the years ended December 31, 1995 and 1994, respectively. The Israeli tax effect was more pronounced in 1995 primarily as a result of increased earnings for the Israeli operations as a result of increased production. See "Description of Business--Manufacturing Operations".

FINANCIAL CONDITION AND LIQUIDITY

         Cash flows from operations were $122,186,000 for the year ended December 31, 1996 compared to $115,511,000 for the prior year. Net purchases of property and equipment for the year ended December 31, 1996 were $123,984,000 compared to $165,699,000 in the prior year. Capital expenditures of $105.0 million in 1996 related principally to construction of new facilities in Israel and the purchase of equipment to increase capacity and maximize automation in the Company's plants. The Company has substantially completed its current restructuring/expansion program. Net cash provided by financing activities was $4,018,000 for the year ended December 31, 1996.

         See Note 5 to the Company's Consolidated Financial Statements elsewhere herein for additional information with respect to Vishay's loan agreements, long-term debt and available short-term credit lines.

         The Company's financial condition at December 31, 1996 is strong, with a current ratio of 3.30 to 1. The Company's ratio of long-term debt (less current portion) to stockholders' equity was .24 to 1 at December 31, 1996 and
 .25 to 1 at December 31, 1995.

         Management believes that the Company's available sources of credit, together with cash expected to be generated from operations, will be sufficient to satisfy the Company's anticipated financing needs for working capital and capital expenditures during the next twelve months.

INFLATION

         Normally, inflation has not had a significant impact on the Company's operations. The Company's products are not generally sold on long-term contracts. Consequently, selling prices, to the extent permitted by competition, can be adjusted to reflect cost increases caused by inflation.

                           COMMON STOCK MARKET PRICES


                                    1996                1995
                            ------------------   -------------------
                              High       Low        High      Low
                            --------  --------   --------  ---------
First Quarter.............   $30.95    $22.86     $27.50    $21.89
Second Quarter............    32.62     20.25      36.08     26.19
Third Quarter.............    25.00     17.38      42.27     31.19
Fourth quarter............    23.38     17.50      40.12     23.70



         On November 27, 1995, the Company commenced a stock repurchase program pursuant to which the Company was authorized to repurchase up to 750,000 shares of its Common Stock for an aggregate amount not to exceed $30 million. The purchases of Common Stock by the Company under the repurchase program are made in accordance with the rules of the Securities and Exchange Commission and at the discretion of management. As of December 31, 1996, the Company had repurchased 110,000 shares at an approximate cost of $3,578,000. No repurchases were made in 1994 or 1996.

         The Company's Common Stock is listed on the New York Stock Exchange under the symbol VSH. The table shown above sets forth the high and low sale prices for the Company's Common Stock as reported on the New York Stock Exchange Composite Tape for the calendar periods indicated. Stock prices have been restated to reflect stock dividends and stock splits. The Company does not presently pay cash dividends on its capital stock. Under the terms of certain loan agreements, the Company is restricted from paying cash dividends (see Note 5 to the consolidated financial statements). Holders of record of the Company's Common Stock totaled approximately 2,100 at March 25, 1997.

SAFE HARBOR STATEMENT

         The Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for certain forward- looking statements. The Company wishes to caution its readers that any statements in this report that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated ongoing cost reductions, the implementation of the Chinese joint venture and improvements in the electronic components market, shall be deemed forward-looking statements within the Act, as a number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors primarily include decline in demand for the Company's products, competitive pressures, recessionary trends, currency fluctuations, changes in law, cancellation of government grants or tax benefits, labor unrest, factory under-utilization and capacity restraints. Please see the Company's December 31, 1996 Report on Form 10-K filed with the Securities and Exchange Commission (and available through the SEC's web site address: hffp:/www.sec.gov) for a more comprehensive list of these factors.

FINANCIAL SUMMARY

                                                                               Year ended December 31
                                              -------------------------------------------------------------------------------------
            SUMMARY OF OPERATIONS
  (in thousands, except per share amounts)              1996           1995             1994            1993            1992
-----------------------------------------------------------------------------------------------------------------------------------

Net sales....................................       $1,097,979      $1,224,416       $  987,837        $856,272         $664,226
Costs of products sold.......................          825,866         902,518          748,135         663,239          508,018
                                              -------------------------------------------------------------------------------------
  Gross profit...............................          272,113         321,898          239,702         193,033          156,208
Selling, general, and administrative expenses          141,765         158,821          137,124         118,906          101,327
Amortization of goodwill.....................            6,494           6,461            4,609           3,294            2,380
Restructuring expense........................           38,030           4,200               --           6,659               --
Unusual items................................               --              --               --          (7,221)              --
                                              -------------------------------------------------------------------------------------
Operating margin.............................           85,824         152,416           97,969          71,395           52,501
Other income (expense):
  Interest expense...........................          (17,408)        (29,433)         (24,769)        (20,624)         (19,110)
  Other......................................            1,941              (9)             916             123            4,533
                                              -------------------------------------------------------------------------------------
     Total other income (expense)............          (15,467)        (29,442)         (23,853)        (20,501)         (14,577)
                                              -------------------------------------------------------------------------------------
Earnings before income taxes and cumulative
  effect of accounting change................           70,357         122,974           74,116          50,894           37,924
Income taxes.................................           17,741          30,307           15,169           8,246            7,511
                                              -------------------------------------------------------------------------------------
Earnings before cumulative effect of
  accounting change..........................           52,616          92,667           58,947          42,648           90,413
Cumulative effect of accounting change.......               --              --               --           1,427               --
                                              -------------------------------------------------------------------------------------
Net earnings.................................       $   52,616      $   92,667       $   58,947       $  44,075       $   30,413
Earnings per share:
  Before cumulative effect of accounting
     change..................................            $0.86           $1.62            $1.14           $0.87            $0.74
  Accounting change for income taxes.........               --              --               --            0.03               --
                                              -------------------------------------------------------------------------------------
  Net earnings...............................             $0.86           $1.62            $1.14           $0.90            $0.74
Weighted average number of shares
outstanding..................................            61,292          57,045           51,553          49,146           44,837

FINANCIAL DATA (in thousands, except ratios)
------------------------------------------------------------------------------------------------------------------------------------

Cash and short-term investments..............       $   20,945      $   19,584       $   26,876        $ 10,949        $  15,994
Working capital..............................          434,199         411,286          328,322         205,806          145,327
Current ratio................................             3.30            2.80             2.41            2.09             2.02
Property and equipment--net...................         710,662         669,228          543,402         422,668          271,619
Capital expenditures--net.....................         123,984         165,699           91,571          79,377           49,801
Depreciation and amortization................           77,247          69,547           57,742          48,578           36,062
Total assets.................................        1,556,047       1,543,331        1,345,070         950,670          661,643
Long term debt...............................          229,885         228,610          402,337         266,999          139,540
Stockholders' equity.........................          945,230         907,853          565,088         376,503          346,625
------------------------------------------------------------------------------------------------------------------------------------


  Note: This table should be read in conjunction with the related consolidated financial statements and accompanying notes and management's discussion and analysis of financial condition and results of operations. Includes the results of Vitramon from July 1, 1994, the results of Roederstein from January 1, 1993 and the results of the businesses acquired from Sprague Technologies, Inc. from January 1, 1992. Earnings per share amounts and weighted average shares outstanding have been retroactively restated for stock dividends and a 2-for-1 stock split in June 1995.


                                          Six Months
                                            ended
           Year ended December 31         December 31         Year ended June 30
                                         -----------
- -----------------------------------------           ---------------------------------------
  1991         1990         1989         1988         1988          1987         1986
- -------------------------------------------------------------------------------------------

$ 442,283    $ 445,596    $ 415,619    $ 175,820    $ 108,951    $  59,043    $  58,855
  318,166      312,925      290,801      123,802       68,552       32,079       31,834
- -------------------------------------------------------------------------------------------
  124,117      132,671      124,818       52,018       40,399       26,964       27,021
   75,973       77,740       75,423       33,712       26,430       18,725       18,307
    1,695        1,552        1,502          551           --           --           --
    3,700           --        1,044           --           --           --           --
       --        2,441          802           --           --           --           --
- -------------------------------------------------------------------------------------------
   42,749       50,938       46,047       17,755       13,969        8,239        8,714

  (15,207)     (19,426)     (21,068)      (9,577)      (2,351)      (1,588)      (2,292)
     (289)       2,344        1,439        3,462        9,778        5,550        4,915
- -------------------------------------------------------------------------------------------
  (15,496)     (17,082)     (19,629)      (6,115)       7,427        3,962        2,623
- -------------------------------------------------------------------------------------------

   27,253       33,856       26,418       11,640       21,396       12,201       11,337
    6,363       10,655        8,651        3,557        5,879        1,959        2,000
- -------------------------------------------------------------------------------------------
   20,890       23,201       17,767        8,083       15,517       10,242        9,337
       --           --           --           --           --           --           --
- -------------------------------------------------------------------------------------------
   20,890       23,201       17,767        8,083       15,517       10,242        9,337
===========================================================================================
$    0.54    $    0.64    $    0.53    $    0.24    $    0.46    $    0.33    $    0.30
       --           --           --           --           --           --           --
- -------------------------------------------------------------------------------------------
$    0.54    $    0.64    $    0.53    $    0.24    $    0.46    $    0.33    $    0.30
- -------------------------------------------------------------------------------------------
   38,548       41,584       33,233       33,438       33,405       31,185       30,616

- -------------------------------------------------------------------------------------------

$  14,438    $  16,306    $  27,779    $  29,761    $  23,476    $  24,031    $  24,711
  128,733      120,384      115,945      118,990       52,501       47,238       43,753
     2.65         2.42         2.35         2.50         2.21         4.42         3.89
  171,951      166,346      150,912      145,723       35,135       18,936       19,042
   26,660       28,999       21,605       13,585          864        2,640        3,659
   27,056       26,157       22,288        9,494        4,492        2,782        2,408
  448,771      440,656      419,958      409,487      179,353      101,431       93,318
  127,632      140,212      186,182      202,551       26,974        7,255       16,952
  201,366      177,839      117,984      104,488       94,529       77,609       58,931
- -------------------------------------------------------------------------------------------
